PROSPECTUS, DATED DECEMBER 4, 2023	Filed pursuant to Rule 424(b)(4)
Registration No. 333-275654

U Power Limited

Up to 10,000,000 Units (each Unit contains one Ordinary Share, one

Series A Warrant to Purchase one Ordinary Share, and one Series B Warrant to Purchase one Ordinary Share)

Up to 10,000,000 Ordinary Shares Underlying Series A Warrants, and Up to 10,000,000 Ordinary Shares Underlying Series B Warrants

We are offering on a best-efforts basis up to 10,000,000 units (the “Units”), with each Unit consisting of one ordinary share of U Power Limited, par value US$0.0000001 per share (the “Ordinary Share”), one warrant to purchase one Ordinary Share (each, a “Series A Warrant” and collectively, the “Series A Warrants”), and one warrant to purchase one Ordinary Share (each, a “Series B Warrant”, and collectively, the “Series B Warrants; and together with the Series A Warrants, the “Warrants”), at the offering price of $1.20 per Unit. Each share exercisable pursuant to the Series A Warrants will have an exercise price per share of $1.20, equal to 100% of the offering price per Unit in this offering. The exercise price of the Series A Warrants shall be reset immediately following the thirtieth (30th) trading day (the “Reset Date”) following the closing date to a price that is equal to 105% of the arithmetic average of the three lowest per share VWAPs (as defined in the Series A Warrants) of the Ordinary Shares on the trading market for the twenty (20) trading days immediately prior to the Reset Date. Each share exercisable pursuant to the Series B Warrants will have an exercise price per share of $1.54, equal to the closing bid price of the Ordinary Shares on December 1, 2023. The Series A Warrants and Series B Warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Ordinary Shares, the Series A Warrants, and the Series B Warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering.

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “UCAR.” On December 1, 2023, the closing trading price of our Ordinary Shares, as reported on the Nasdaq Capital Market, was $1.54 per Ordinary Share. There is no established public trading market for the Warrants, and we do not expect a market to develop. We do not intend to apply to list the Units or the Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the Units offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of Units sufficient to pursue the business goals outlined in this prospectus. Because there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of Units offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See “Risk Factors” beginning on page 11 of this prospectus and “Item 3. Key Information — D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2022 (the “2022 Annual Report”) for more information. We expect to hold the closing on December 6, 2023, but the offering will be terminated by December 31, 2023, provided that the closing has not occurred by such date; however, the offering may be extended by written agreement of the Company and the placement agent.

Investing in our securities involves a high degree of risk. See “Risk Factors” and “Item 3. Key Information — D. Risk Factors” in the 2022 Annual Report for a discussion of information that should be considered in connection with an investment in our securities.

We are not a Chinese operating company, but rather a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations through our operating entities established in the People’s Republic of China (the “PRC”). As such, our corporate structure involves unique risks to investors. The Ordinary Shares offered in this prospectus are shares of the Cayman Islands holding company. Investors of our Ordinary Shares do not directly own any equity interests in our Chinese operating subsidiaries, but will instead own shares of a Cayman Islands holding company. The Chinese regulatory authorities could intervene or influence the operations of our Chinese operating subsidiaries at any time, including disallowing our corporate structure, which would likely result in a material change in our operations and/or a material change in the value of our Ordinary Shares. Additionally, the Chinese government may exert more oversight and control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, and any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless. See “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — Any actions by the Chinese government, including any decision to intervene or influence the operations of the operating entities or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of the PRC operating entities, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless” in the 2022 Annual Report. Unless otherwise stated, as used in this prospectus and in the context of describing our operations and consolidated financial information, “we,” “us,” “Company,” “our company”, or “our,” refers to U Power Limited, a Cayman Island holding company. For a description of our corporate structure, see “Corporate History and Structure.”

Our issued and outstanding share capital consists of 52,500,000 Ordinary Shares. Mr. Jia Li, our founder and chairman of the board of directors, beneficially owns approximately 70% and will continue to beneficially own approximately 60.57% of our total issued and outstanding Ordinary Shares and total voting power after the completion of this offering, assuming the Series A Warrants and Series B Warrants are not exercised. As a result, we are, and will continue to be, a “controlled company” as defined under the Nasdaq Stock Market Rules. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. See “Risk Factors — Risks Relating to Our Ordinary Shares and this Offering — We will continue to be a “controlled company” under the rules of Nasdaq upon the completion of this offering and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.”

We are an “emerging growth company” as defined under applicable U.S. securities laws and are eligible for reduced public company reporting requirements. Please read the disclosures beginning on page 6 of this prospectus for more information.

We are subject to legal and operational risks associated with being based in and having the majority of our operations in China. These risks may result in a material change in our operations, or a complete hindrance of our ability to offer or continue to offer our securities to investors, and could cause the value of such securities to significantly decline or become worthless. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, and adopting new measures to extend the scope of cybersecurity reviews. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued an announcement to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On November 14, 2021, the Cyberspace Administration of China (the “CAC”) published the Security Administration Draft, which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. According to the Security Administration Draft, data processing operators who possess personal data of at least one million users or collect data that affects or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. The deadline for public comments on the Security Administration Draft was December 13, 2021. The Security Administration Draft has not been fully implemented as of the date of this prospectus. On December 28, 2021, the CAC, together with 12 other governmental departments of the PRC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures require that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries. As confirmed by our PRC counsel, Guantao Law Firm, since we are not an online platform operator that possesses over one million users’ personal information, we are not subject to the cybersecurity review with the CAC under the Cybersecurity Review Measures, and for the same reason, we will not be subject to the network data security review by the CAC if the Draft Regulations on the Network Data Security Administration (Draft for Comments) (the “Security Administration Draft”) are enacted as proposed. There remains uncertainty, however, as to how the Cybersecurity Review Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures. For further details, see “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection” in the 2022 Annual Report.

(Prospectus cover continued from next page.)

	Per Unit	Total (assuming maximum offering)
Offering price	$1.200	$12,000,000
Placement agent fees (1)	$0.084	$840,000
Placement agent non-accountable expense allowance (1)	$0.012	120,000
Proceeds, before expenses, to us (2)	$1.104	$11,040,000

(1)	We have agreed to pay Univest Securities, LLC (the “Placement Agent”) a cash fee of 7% of the aggregate gross proceeds raised in this offering. We have also agreed to (i) reimburse the Placement Agent for certain expenses in the amount of $50,000; and (ii) provide a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to the Placement Agent. For a description of compensation payable to the Placement Agent, see “Plan of Distribution.”

(2)	We estimate the total expenses of this offering payable by us, excluding the Placement Agent’s fees, will be approximately $0.35 million.

We have engaged Univest Securities, LLC as our exclusive Placement Agent to use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus (the “Securities”). The Placement Agent has no obligation to buy any of the Units from us or to arrange for the purchase or sale of any specific number or dollar amount of the Units. Because there is no minimum offering amount required as a condition to closing in this offering the actual offering amount, the Placement Agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have agreed to pay the Placement Agent the Placement Agent’s fees set forth in the table above and to provide certain other compensation to the Placement Agent. See “Plan of Distribution” of this prospectus for more information regarding these arrangements.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Placement Agent

Prospectus dated December 4, 2023

(Prospectus cover continued from preceding page.)

In addition, since 2021, the Chinese government has strengthened its anti-monopoly supervision, mainly in three aspects: (1) establishing the National Anti-Monopoly Bureau; (2) revising and promulgating anti-monopoly laws and regulations, including: the Anti-Monopoly Law (draft Amendment published on October 23, 2021 for public opinion; the newly revised Anti-Monopoly Law was promulgated on June 24, 2022, and became effective on August 1, 2022), the anti-monopoly guidelines for various industries, and the detailed Rules for the Implementation of the Fair Competition Review System; and (3) expanding the anti-monopoly law enforcement targeting Internet companies and large enterprises. As of the date of this prospectus, the Chinese government’s recent statements and regulatory actions related to anti-monopoly concerns have not impacted our ability to conduct business, accept foreign investments, or list on a U.S. or other foreign exchange because neither the Company nor its PRC operating entities engage in monopolistic behaviors that are subject to these statements or regulatory actions.

Our Ordinary Shares may be prohibited from trading on a national exchange or over-the-counter in the United States, if the Public Company Accounting Oversight Board of the United States (the “PCAOB”) determines that it cannot inspect or fully investigate our auditor for two consecutive years. As a result, Nasdaq may determine to delist our securities. On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act was signed into law as part of the “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), which amended the Holding Foreign Companies Accountable Act (“HFCAA”) by reducing the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. Our auditor is Onestop Assurance PAC. As an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, it is subject to laws in the United States, pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in 10 Anson Road, #13-09 International Plaza, Singapore 079903 and has been inspected by the PCAOB on a regular basis, with the last inspection in 2022. As such, as of the date of this prospectus, our offering is not affected by the HFCAA and related regulations. However. there is a risk that our auditor cannot be inspected by the PCAOB in the future. The lack of inspection could cause trading in our securities to be prohibited, and, as a result, Nasdaq may determine to delist our securities, which may cause the value of our securities to decline or become worthless. See “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — The Holding Foreign Companies Accountable Act and the Accelerating Holding Foreign Companies Accountable Act call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering and listing on the Nasdaq Capital Market, and Nasdaq may determine to delist our securities if the PCAOB determines that it cannot inspect or fully investigate our auditor” in the 2022 Annual Report.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. As of the date of this prospectus, (1) no cash transfers nor transfers of other assets have occurred among the Company and its subsidiaries, (2) no dividends nor distributions have been made by the Company or its subsidiaries, and (3) the Company has not paid any dividends nor made any distributions to U.S. investors. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid or any funds will be transferred from one entity to another in the foreseeable future. As such, as of the date of this prospectus, we have not installed any cash management policies that dictate how funds are transferred among the Company, its subsidiaries, or investors. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or its share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they become due in the ordinary course of business. Under our current corporate structure, to fund any cash and financing requirements we may have, the Company may rely on dividend payments from its PRC operating subsidiaries, subject to certain restrictions and limitations imposed by the PRC government.

Under existing PRC foreign exchange regulations, payment of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or the SAFE, by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from, or registration with, appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. Current PRC regulations permit our PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except for the transfer of funds involving money laundering and criminal activities. See “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — To the extent cash or assets of our business, or of our PRC or Hong Kong subsidiaries, is in mainland China or Hong Kong, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong, due to interventions in or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets” in the 2022 Annual Report.

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About this Prospectus

Neither we nor the Placement Agent have authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell the Units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for the Units is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Neither we nor the Placement Agent have taken any action to permit this offering of the Units outside the United States or to permit the possession or distribution of this prospectus or any filed free-writing prospectus outside the United States. Persons outside of the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Units and the distribution of this prospectus or any filed free-writing prospectus outside the United States.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“AHYS” are to Anhui Yousheng New Energy Co., Ltd., a limited liability company established pursuant to PRC laws on May 16, 2013, which is controlled by WFOE (as defined below) with 100% equity ownership;

●	“BVI” are to the British Virgin Islands;

●	“China” and the “PRC” are to the People’s Republic of China;

●	“CD Youyineng” are to Chengdu Youyineng Automobile Service Co., Ltd., a limited liability company established pursuant to PRC laws on October 29, 2020, and is wholly owned by AHYS (defined below);

●	“EV” are to electric vehicle;

●	“Hong Kong” or “HK” are to the Hong Kong Special Administrative Region of the PRC;

●	“ISO” are to a series of quality management and quality assurance standards published by International Organization for standardization, a non-government organization based in Geneva, Switzerland, for assessing the quality systems of business organizations;

●	“mainland China” are to the mainland China of the PRC, excluding Taiwan, the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

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●	“our PRC subsidiaries”, or “operating subsidiaries,” are to AHYS and its subsidiaries, including CD Youyineng, SH Youteng (defined below), SH Youxu (defined below), Youpin (defined below), Youpin SD (defined below), ZJ Youguan (defined blow), and their respective subsidiaries;

●	“RMB” and “Renminbi” are to the legal currency of China;

●	“shares,” “Shares,” or “Ordinary Shares” are to the ordinary shares of the Company, par value US$ 0.0000001 per share;

●	“SH Youteng” are to Shanghai Youteng Automobile Service Co., Ltd., a limited liability company established pursuant to PRC laws on November 3, 2020, and AHYS holds 70% of its equity interest;

●	“SH Youxu” are to Shanghai Youxu New Energy Technology Co., Ltd., a limited liability company established pursuant to PRC laws on March 22, 2021, and AHYS holds 70% of its equity interest;

●	“SME dealers” are to small and medium sized vehicle dealers;

●	“UK” are to the United Kingdom, made up of England, Scotland, Wales and Northern Ireland;

●	“U.S.”, “US” or “United States” are to United States of America, its territories, its possessions and all areas subject to its jurisdiction;

●	“US$,” “$” and “U.S. dollars” are to the legal currency of the United States;

●	“we,” “us,” “Company,” “our”, and “Upincar” are to U Power Limited, the Cayman Islands holding company, and its predecessor entity and its subsidiaries, as the context requires;

●	“WFOE” are to our wholly owned Chinese subsidiary, Shandong Yousheng New Energy Technology Development Co., Ltd., a limited liability company established pursuant to PRC laws on January 27, 2022;

●	“Youpin” are to Youpin Automobile Service Group Co., Ltd., a limited liability company established pursuant to PRC laws on July 18, 2013, and AHYS holds 53.1072% of its equity interest;

●	“Youpin SD” are to Youpin Automobile Service (Shandong) Co., Ltd., a limited liability company established pursuant to PRC laws on June 30, 2020, and AHYS holds 87% of its equity interest; and

●	“ZJ Youguan” are to Zhejiang Youguan Automobile Service Co., Ltd., a limited liability company established pursuant to PRC laws on May 21, 2020, and AHYS holds 80% of its equity interest.

In this prospectus, we refer to assets, obligations, commitments, and liabilities in our consolidated financial statements in U.S. dollars. These dollar references are based on the exchange rate of RMB to U.S. dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of U.S. dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars). We have made rounding adjustments to reach some of the figures included in this prospectus. Consequently, numerical figures shown as totals in some tables may not be arithmetic aggregations of the figures that precede them.

This prospectus contains information derived from various public sources and certain information from an industry report commissioned by us and prepared by Frost & Sullivan Limited, a third-party industry research firm, to provide information regarding our industry and market position. Such information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements incorporated by reference into this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares, discussed under “Risk Factors” and “Item 3. Key Information — D. Risk Factors,” in the 2022 Annual Report before deciding whether to buy our Ordinary Shares.

Overview

We are not a Chinese operating company, but rather a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations through our operating entities established in the PRC. As such, our corporate structure involves unique risks to investors. Investors of our Ordinary Shares do not directly own any equity interests in our Chinese operating subsidiaries, but will instead own shares of a Cayman Islands holding company. The Chinese regulatory authorities could intervene or influence the operations of our Chinese operating subsidiaries at any time, including disallowing our corporate structure, which would likely result in a material change in our operations and/or a material change in the value of our Ordinary Shares. Additionally, the Chinese government may exert more oversight and control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, and any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless. See “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — Any actions by the Chinese government, including any decision to intervene or influence the operations of the operating entities or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of the PRC operating entities, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless” in the 2022 Annual Report.

We are subject to legal and operational risks associated with being based in and having the majority of our operations in China. These risks may result in a material change in our operations, or a complete hindrance of our ability to offer or continue to offer our securities to investors, and could cause the value of such securities to significantly decline or become worthless. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, and adopting new measures to extend the scope of cybersecurity reviews. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued an announcement to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On November 14, 2021, the Cyberspace Administration of China (the “CAC”) published the Security Administration Draft, which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. According to the Security Administration Draft, data processing operators who possess personal data of at least one million users or collect data that affects or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. The deadline for public comments on the Security Administration Draft was December 13, 2021. The Security Administration Draft has not been fully implemented as of the date of this prospectus. On December 28, 2021, the CAC, together with 12 other governmental departments of the PRC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures require that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries. As confirmed by our PRC counsel, Guantao Law Firm, since we are not an online platform operator that possesses over one million users’ personal information, we are not subject to the cybersecurity review with the CAC under the Cybersecurity Review Measures, and for the same reason, we will not be subject to the network data security review by the CAC if the Draft Regulations on the Network Data Security Administration (Draft for Comments) are enacted as proposed. There remains uncertainty, however, as to how the Cybersecurity Review Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures. For further details, see “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection” in the 2022 Annual Report.

In addition, since 2021, the Chinese government has strengthened its anti-monopoly supervision, mainly in three aspects: (1) establishing the National Anti-Monopoly Bureau; (2) revising and promulgating anti-monopoly laws and regulations, including: the Anti-Monopoly Law (draft Amendment published on October 23, 2021 for public opinion; the newly revised Anti-Monopoly Law was promulgated on June 24, 2022, and became effective on August 1, 2022), the anti-monopoly guidelines for various industries, and the detailed Rules for the Implementation of the Fair Competition Review System; and (3) expanding the anti-monopoly law enforcement targeting Internet companies and large enterprises. As of the date of this prospectus, the Chinese government’s recent statements and regulatory actions related to anti-monopoly concerns have not impacted our ability to conduct business, accept foreign investments, or list on a U.S. or other foreign exchange, because neither the Company nor its PRC operating entities engage in monopolistic behaviors that are subject to these statements or regulatory actions.

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. The Overseas Listing Trial Measures regulate both direct and indirect overseas offering and listing by PRC domestic companies by adopting a filing-based regulatory regime. Pursuant to the Overseas Listing Trial Measures, domestic companies that seek to offer or list securities overseas, whether directly or indirectly, should fulfill the filing procedures and report relevant information to the CSRC within three working days after submitting listing applications and subsequent amendments. According to the Notice on the Administrative Arrangements for the Filing of the Overseas Securities Offering and Listing by Domestic Companies from the CSRC, or the CSRC Notice, the domestic companies that have already been listed overseas before the effective date of the Overseas Listing Trial Measures (i.e. March 31, 2023) shall be deemed to be existing issuers (the “Existing Issuers”). Existing Issuers are not required to complete the filing procedures immediately, and they shall be required to file with the CSRC for any subsequent offerings. Further, according to the CSRC Notice, domestic companies that have obtained approval from overseas regulatory authorities or securities exchanges (for example, the effectiveness of a registration statement for offering and listing in the U.S. has been obtained) for their overseas offering and listing prior March 31, 2023 but have not yet completed their overseas issuance and listing, are granted a six-month transition period from March 31, 2023 to September 30, 2023. Those that complete their overseas offering and listing within such six-month period are deemed to be Existing Issuers and are not required to file with the CSRC for their overseas offerings and listings. Within such six-month transition period, however, if such domestic companies fail to complete their overseas issuance and listing, they shall complete the filing procedures with the CSRC. Our PRC counsel, Guantao Law Firm, has advised us that, since we obtained approval from both the SEC and The Nasdaq Capital Market (“Nasdaq”) to issue and list our ordinary share on the Nasdaq prior to March 31, 2023, and closed our offering on April 24, 2023, we were not required to make the filing with the CSRC regarding our initial public offering pursuant to the Overseas Listing Trial Measures. We shall be required, however, to file with the CSRC for this offering. Given the current PRC regulatory environment, it is uncertain whether we or our PRC subsidiaries would be able to receive clearance of such filing requirements in a timely manner, or at all. Any failure of us to fully comply with new regulatory requirements may subject us to fines and penalties, significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations, and cause our ordinary shares to significantly decline in value or become worthless. See “Risk Factors — Risks Relating to Doing Business in China — The approval of the China Securities Regulatory Commission may be required in connection with this offering under PRC law.”

See “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — The PRC government exerts substantial influence over the manner in which we and our PRC subsidiaries must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S. exchanges, however, if we or our PRC subsidiaries are required to obtain approval in the future and are denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchanges, which would materially affect the interest of the investors” in the 2022 Annual Report.

Approvals from the PRC Authorities to Issue Our Ordinary Shares to Foreign Investors

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the “Opinions”, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies.

On November 14, 2021, the CAC published the Security Administration Draft, which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. According to the Security Administration Draft, data processing operators who possess personal data of at least one million users or collect data that affects or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. The deadline for public comments on the Security Administration Draft was December 13, 2021. The Security Administration Draft has not been fully implemented.

The Cybersecurity Review Measures, which became effective on February 15, 2022, provide that, in addition to critical information infrastructure operators (“CIIOs”) that intend to purchase Internet products and services, data processing operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures further requires that CIIOs and data processing operators that possess personal data of at least one million users must apply for a review by the Cybersecurity Review Office of the PRC before conducting listings in foreign countries. As of the date of this prospectus, we have not received any notice from any authorities identifying any of our PRC subsidiaries as a CIIOs or requiring us to go through cybersecurity review or network data security review by the CAC. We believe our PRC operations will not be subject to cybersecurity review by the CAC for this offering, because our PRC subsidiaries are not CIIOs or data processing operators with personal information of more than 1 million users. There remains uncertainty, however, as to how the Cybersecurity Review Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures. For further details, see “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection” in the 2022 Annual Report.

On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. The Overseas Listing Trial Measures regulate both direct and indirect overseas offering and listing by PRC domestic companies by adopting a filing-based regulatory regime. Pursuant to the Overseas Listing Trial Measures, domestic companies that seek to offer or list securities overseas, whether directly or indirectly, should fulfill the filing procedures and report relevant information to the CSRC within three working days after submitting listing applications and subsequent amendments. According to the Notice on the Administrative Arrangements for the Filing of the Overseas Securities Offering and Listing by Domestic Companies from the CSRC, or the CSRC Notice, the domestic companies that have already been listed overseas before the effective date of the Overseas Listing Trial Measures (i.e. March 31, 2023) shall be deemed as existing issuers (the “Existing Issuers”). Existing Issuers are not required to complete the filing procedures immediately, and they shall be required to file with the CSRC for any subsequent offerings. Further, according to the CSRC Notice, domestic companies that have obtained approval from overseas regulatory authorities or securities exchanges (for example, the effectiveness of a registration statement for offering and listing in the U.S. has been obtained) for their overseas offering and listing prior March 31, 2023 but have not yet completed their overseas issuance and listing, are granted a six-month transition period from March 31, 2023 to September 30, 2023. Those that complete their overseas offering and listing within such six-month period are deemed as Existing Issuers and are not required to file with the CSRC for their overseas offerings and listings. Within such six-month transition period, however, if such domestic companies fail to complete their overseas issuance and listing, they shall complete the filing procedures with the CSRC.

Our PRC counsel, Guantao Law Firm, has advised us that, since we obtained approval from both the SEC and The Nasdaq Capital Market (“Nasdaq”) to issue and list our ordinary share on the Nasdaq prior to March 31, 2023, and closed our offering on April 24, 2023, we are not required to make the filing regarding our initial public offering with the CSRC pursuant to the Overseas Listing Trial Measures. We shall be required, however, to file with the CSRC for this offering within 3 working days after completing the closing of this offering. Given the current PRC regulatory environment, it is uncertain whether we or our PRC subsidiaries would be able to receive clearance of such filing requirements in a timely manner, or at all. Any failure of us to fully comply with new regulatory requirements may subject us to fines and penalties, significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations, and cause our ordinary shares to significantly decline in value or become worthless. See “Risk Factors — Risks Relating to Doing Business in China — The approval of the China Securities Regulatory Commission may be required in connection with this offering under PRC law.”

See “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — The PRC government exerts substantial influence over the manner in which we and our PRC subsidiaries must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S. exchanges, however, if we or our PRC subsidiaries are required to obtain approval in the future and are denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchanges, which would materially affect the interest of the investors” in the 2022 Annual Report.

Approvals from the PRC Authorities to Conduct Our Operations

As of the date of this prospectus, we and our PRC subsidiaries have received from the PRC authorities all requisite licenses, permissions, or approvals that are required and material for conducting our operations in China, such as business licenses and auto dealer filings. However, it is uncertain whether we or our PRC subsidiaries will be required to obtain additional approvals, licenses, or permits in connection with our business operations pursuant to evolving PRC laws and regulations, and whether we would be able to obtain and renew such approvals on a timely basis or at all. Failing to do so could result in a material change in our operations, and the value of our Ordinary Shares could depreciate significantly or become worthless.

Dividends and Distributions

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or its share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. As of the date of this prospectus, (1) no cash transfer or transfer of other assets have occurred among the Company and its subsidiaries, (2) no dividends or distributions have been made by a subsidiary, and (3) the Company has not made any dividends or distributions to U.S. investors. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future, or any funds will be transferred from one entity to another. As such, as of the date of this prospectus, we have not installed any cash management policies that dictate how funds are transferred among the Company, its subsidiaries, or investors.

Our PRC operating entities receive substantially all of our revenue in RMB. Under our current corporate structure, to fund any cash and financing requirements we may have, we may rely on dividend payments from its PRC operating subsidiaries. Under existing PRC foreign exchange regulations, payment of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from or registration with appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions.

Current PRC regulations permit our PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

Cash dividends, if any, on our Ordinary Shares, will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and, as a result, may be subject to PRC withholding tax at a rate of up to 10.0%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. The 5% withholding tax rate, however, does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to any dividends paid by WFOE, Shandong Yousheng New Energy Technology Development Co., Ltd, to its two direct Hong Kong holding companies. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Our Hong Kong subsidiaries intend to apply for the tax resident certificate if and when our PRC subsidiaries plan to declare and pay dividends to our Hong Kong subsidiaries.

PCAOB’s Determinations on Public Accounting Firms Headquartered in Mainland China and in Hong Kong

Our Ordinary Shares may be delisted under the HFCAA if the PCAOB is unable to inspect our auditors for two consecutive years. On December 29, 2022, the Consolidated Appropriations Act was signed into law and amended the HFCAA by reducing the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two.

On December 16, 2021, the PCAOB issued a report on its determinations that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions (the “Determination”). On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB determined that it was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and vacated its previous determinations to the contrary. Our auditor is Onestop Assurance PAC. As an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, it is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in 10 Anson Road, #13-09 International Plaza, Singapore 079903 and has been inspected by the PCAOB on a regular basis, with the last inspection in 2022. As such, as of the date of this prospectus, our offering is not affected by the HFCAA and related regulations. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination. Furthermore, there is a risk that our auditor cannot be inspected by the PCAOB in the future, and if the PCAOB determines that it cannot inspect or fully investigate our auditor for two consecutive years, our securities will be prohibited from trading on a national exchange or over-the-counter under the Holding Foreign Companies Accountable Act, and, as a result, Nasdaq may determine to delist our securities, which may cause the value of our securities to decline or become worthless. See “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — The Holding Foreign Companies Accountable Act and the Accelerating Holding Foreign Companies Accountable Act call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering and listing on the Nasdaq Capital Market, and Nasdaq may determine to delist our securities if the PCAOB determines that it cannot inspect or fully investigate our auditor” in the 2022 Annual Report.

Our Competitive Strengths

We believe that the following competitive strengths differentiate us from our competitors:

●	a vehicle sourcing network in lower-tiered cities in China;

●	UOTTA battery-swapping technology;

●	strong cooperation with key partners, including major automakers and battery developers in China; and

●	visionary and experienced management team with strong commitment.

Our Growth Strategies

The following are our primary growth strategies:

●	jointly develop UOTTA-powered EVs with major auto manufacturers in China;

●	develop and manufacture battery-swapping stations for UOTTA-powered EVs;

●	enhance our research and development capabilities; and

●	expand sales channels.

Our Corporate Structure

We are a Cayman Islands exempted company incorporated on June 17, 2021. Exempted companies are Cayman Island companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act (As Revised).

Mr. Jia Li, our founder and chairman of the board of directors beneficially owns approximately 70% of our total issued and outstanding Ordinary Shares and total voting power. As a result, we are a “controlled company” as defined under the Nasdaq Stock Market Rules. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. See “Risk Factors — Risks Relating to Our Ordinary Shares and this Offering — We will continue to be a “controlled company” under the rules of Nasdaq upon the completion of this offering and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies”.

On April 24, 2023, the Company completed its initial public offering of 2,416,667 Ordinary Shares at $6.00 per share on a firm commitment basis (the “IPO”). On April 25, 2023, WestPark Capital, Inc, as the representative of the underwriters of the IPO, partially exercised the over-allotment option to purchase an additional 83,333 ordinary shares at the IPO price of $6.00 per share for gross proceeds of approximately US$0.5 million. The aggregate gross proceeds of such sales totaled approximately $14,900,000, before deducting underwriting discounts and other related expenses.

The following diagram illustrates our corporate structure as of the date of this prospectus.

Corporate Information

Our principal executive offices are located at 18/F, building 3, science and Technology Industrial Park, Yijiang District, Wuhu City, Anhui Province (安徽省芜湖市弋江区科技产业园3号楼18层), People’s Republic of China. Our telephone number at this address is 00852-6859-3598. Our registered office in the Cayman Islands is located at McGrath Tonner Corporate Services Limited Genesis Building, 5th Floor, Genesis Close, PO Box 446, Cayman Islands, KY1-1106 and the phone number of our registered office is (345) 623-2740.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our corporate website is http://www.upincar.com/. The information contained on our websites is not a part of this prospectus. Our agent for service of process in the United States is located at 122 East 42nd St 18th Floor, New York, NY 10168.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As long as we remain an emerging growth company, we may rely on exemptions from some of the reporting requirements applicable to public companies that are not emerging growth companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or “MD&A;”

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act occurred; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the United States Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Implications of Being a Controlled Company

Mr. Jia Li, our founder and chairman of the board of directors will continue to beneficially own 60.57% of our total issued and outstanding Ordinary Shares and voting power, assuming no exercise of the Series A Warrants and Series B Warrants included in the Units.  As a result, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because Mr. Jia Li will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

THE OFFERING

Securities offered by us	Up to 10,000,000 Units at the offering price of $1.20 per Unit, with each Unit consisting of one Ordinary Share, one Series A Warrant to purchase one Ordinary Share at an exercise price of $1.20 (or 100% of the offering price of each Unit sold in the offering), which will be immediately exercisable and will expire on the fifth anniversary of the original issuance date, and one Series B Warrant to purchase one Ordinary Share at an exercise price of $1.54 (the closing bid price of the Ordinary Shares on December 1, 2023), which will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The Units will not be certificated, and the Ordinary Shares, the Series A Warrants, and the Series B Warrants are immediately separable and will be issued separately in this offering.

Offering price per Unit	$1.20.

Ordinary Shares included in the Units offered by us	Up to 10,000,000 Ordinary Shares.

Series A Warrants included in the Units offered by us	Up to 10,000,000 Series A Warrants to purchase Ordinary Shares. The exercise price per share pursuant to the Series A Warrants will equal to $1.20 (or 100% of the offering price per Unit sold in this offering). The exercise price of the Series A Warrants shall be reset immediately following the thirtieth (30th) trading day (the “Reset Date”) following the closing date to a price that is equal to 105% of the arithmetic average of the three lowest per share VWAPs (as defined in the Series A Warrants) of the Ordinary Shares on the trading market for the twenty (20) trading days immediately prior to the Reset Date. The Series A Warrants are immediately separable and will be issued separately in this offering, but must initially be purchased together in this offering. The Series A Warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The Series A Warrants may be exercised only for a whole number of shares. No fractional shares will be issued upon exercise of the Series A Warrants. This prospectus also relates to the Ordinary Shares issuable upon exercise of the Series A Warrants.

Series B Warrants included in the Units offered by us	Up to 10,000,000 Series B Warrants to purchase Ordinary Shares. The exercise price per share pursuant to the Series B Warrants will equal to $1.54 (the closing bid price of the Ordinary Shares on December 1, 2023). The Series B Warrants are immediately separable and will be issued separately in this offering, but must initially be purchased together in this offering. The Series B Warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The Series B Warrants may be exercised only for a whole number of shares. No fractional shares will be issued upon exercise of the Series B Warrants. This prospectus also relates to the Ordinary Shares issuable upon exercise of the Series B Warrants.

Cashless Exercise of Warrants	If, at the time a holder exercises its Warrants, a registration statement registering the issuance or resale of the Ordinary Shares underlying the Warrants under the Securities Act is not then effective or available for the issuance of such Ordinary Shares, then in lieu of making the cash payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise the net number of Ordinary Shares determined according to the formula set forth in the Warrants.

In addition to the rights with respect to cashless exercise set forth above, a Series B Warrant holder may, at any time and in its sole discretion, exercise its Series B Warrants in whole or in part by means of an “alternative cashless exercise” in which the holder shall be entitled to receive a number of Ordinary Shares equal to the product of (a) the number of shares that would be issuable upon exercise of the Series B Warrant in accordance with the terms of such warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (b) the quotient obtained by dividing (i) the exercise price minus the lowest VWAP (as defined in the Series B Warrant) of the Ordinary Shares during the 10 trading days immediately prior to the date that the applicable notice of exercise is delivered by (ii) 50% of the lowest VWAP of the Ordinary Shares over the 10 trading days immediately prior to the date of the applicable notice of exercise (“Market Price”). At any time the Company receives a notice of exercise for an alternative cashless exercise under the Series B Warrant and the Market Price as to such notice of exercise is less than $0.12, subject to adjustment for reverse and forward stock splits and the like (the “Floor Price”) (unless such Floor Price is lowered, upon the written consent of the Company and the Series B Warrant holder, which consent may be via e-mail), the Company shall issue a number of Ordinary Shares assuming the Market Price is equal to the Floor Price and pay to the Series B Warrant holder the economic difference between such Market Price and the applicable Floor Price in cash within 2 trading days of the applicable notice of exercise (“Economic Difference”). For further clarification, the Economic Difference shall be equal to (A) the number of Ordinary Shares that would have been delivered using the Market Price if no Floor Price existed, minus (B) the number of shares delivered using the Floor Price multiplied by (C) the daily VWAP on the applicable date of the notice of exercise or ((A-B)*C). Any such cash amount due and not paid on or before the required date shall accrue a late fee of 18% per annum until paid in full. For the avoidance of doubt, in no event shall the Company be obligated to make a cash payment in respect of such Economic Difference (excluding for such purposes any late fees) in excess of the amount available in the Escrow Fund (as defined below); provided, however, the cap on the Economic Difference shall in no way offset or limit the Series B Warrant holder’s ability to collect liquidated damages and other cash payments that may be owed under the Series B Warrant, including, but not limited to, the Company’s obligation to pay liquidated damages and Buy-In (as defined in such warrant) for failure to deliver Ordinary Shares in the time and form required under the Series B Warrant .

Best-efforts offering

We are offering the Units on a best-efforts basis. We have engaged Univest Securities, LLC as our exclusive Placement Agent to use its reasonable best efforts to solicit offers to purchase the Units in this offering. The Placement Agent has no obligation to buy any of the Units from us or to arrange for the purchase or sale of any specific number or dollar amount of the Units.

No minimum offering amount is required as a condition to closing this offering. We expect to hold the closing of the offering on December 6, 2023, but the offering will be terminated by December 31, 2023, provided that closing has not occurred by such date, but may be extended by written agreement of the Company and the Placement Agent.

We will deliver the Ordinary Shares being issued to the investors electronically and will mail such investors physical warrant certificates for the Series A Warrants and Series B Warrants sold in this offering, upon closing and receipt of investor funds for the purchase of the Units offered pursuant to this prospectus, if any.

Ordinary Shares Outstanding Immediately After This Offering (1)	62,500,000 Ordinary Shares and assuming the sales of all the Units we are offering and no exercise of the Series A Warrants and Series B Warrants included in the Units.

Use of Proceeds

We estimate that we will receive net proceeds of approximately $10,639,237 from this offering, assuming the sales of all of the Units we are offering and no exercise of the Series A Warrants and Series B Warrants included in the Units, after deducting estimated Placement Agent’s fees and estimated offering expenses payable by us.

We anticipate using the net proceeds of this offering primarily for: (i) merger and acquisition of battery swapping companies; and (ii) working capital and other general corporate purposes. See “Use of Proceeds” on page 18 for more information.

Lock-Up Agreements

We have agreed that, from the date of the placement agency agreement until the one hundred and fifty (150) days thereafter, neither the Company nor any subsidiary of the Company shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Ordinary Shares or any securities of the Company or the subsidiaries of the Company which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares (“Ordinary Share Equivalents”).

We have agreed that, from the date of the placement agency agreement until the twelve (12) months thereafter, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of Ordinary Shares or Ordinary Share Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (x) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional Ordinary Shares either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the Ordinary Shares at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Ordinary Shares or (y) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price. The Placement Agent shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

Each of our directors, executive officers, and principal shareholders (5% or more shareholders, except for Everpine Delta Fund LP) have entered into a similar lock-up agreement for a period of 150 days from the date of completion of this offering, subject to certain exceptions, with respect to our Ordinary Shares or any securities which would entitle the holder thereof to acquire at any time Ordinary Shares. Everpine Delta Fund LP has entered into a similar lock-up agreement for a period of 90 days from the date of completion of this offering, subject to certain exceptions, with respect to our Ordinary Shares or any securities which would entitle the holder thereof to acquire at any time Ordinary Shares.

Escrow Agreement	We have entered into an escrow agreement (the “Escrow Agreement”) with Univest Securities, LLC and Ortoli Rosenstadt LLP (the “Escrow Agent”). Upon the closing of the offering, we have agreed to deposit an aggregate amount of three million dollars ($3,000,000) from the proceeds of the offering (the “Escrow Fund”) with the Escrow Agent, to cover the Economic Difference contingent to the “alternative cashless exercise” under the Series B Warrants. The Escrow Fund shall be disbursed by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, which will terminate at 5:00 P.M. Eastern Time on the 90th day after December 4, 2023, at which time the Escrow Agent is authorized and directed to disburse the Escrow Fund. We have agreed to pay the Escrow Agent a fee of $50,000.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus and in the other documents incorporated by reference into this prospectus.

Listing	Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “UCAR.” There is no established public trading market for the Units, the Series A Warrants, or the Series B Warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Units, the Series A Warrants, or the Series B Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Units, the Series A Warrants, or the Series B Warrants will be limited.

Transfer Agent	Transhare Corporation

Payment and Settlement	We expect that the delivery of the Ordinary Shares and the related Series A Warrants and Series B Warrants for the closing against payment therefor will occur on or about December 6, 2023.

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should carefully consider the risk factors set forth in our 2022 Annual Report on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factors, which augment the risk factors set forth in our most recent Annual Report. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Relating to Doing Business in China

The Chinese regulatory authorities could intervene or influence the operations of our Chinese operating subsidiaries at any time, including disallowing our corporate structure, which would likely result in a material change in our operations and/or a material change in the value of our Ordinary Shares. Additionally, the Chinese government may exert more oversight and control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, and any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless.

The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of the securities we are registering. Please see “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — Any actions by the Chinese government, including any decision to intervene or influence the operations of the operating entities or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of the PRC operating entities, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless” on page 12 in the 2022 Annual Report.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under PRC law.

The M&A Rules, which were adopted in 2006 by six PRC regulatory agencies and amended in 2009, including the China Securities Regulatory Commission, or the CSRC, purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that were formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing and trading of their securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain how long it will take us to obtain the approval and whether we will obtain the approval.

Our PRC counsel, Guantao Law Firm, has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to obtain the aforesaid approval of the listing and trading of our ordinary shares on Nasdaq in the context of this offering under the M&A Rules, because we did not establish our PRC subsidiaries by merger with or acquisition of PRC domestic companies using equities as consideration as defined in the M&A Rules.

However, there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and the opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel does, and hence we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies.

Furthermore, on July 6, 2021, relevant PRC governmental authorities promulgated the Opinions on Strictly Scrutinizing Illegal Securities Activities, which states that the administration and supervision of overseas-listed China-based companies will be strengthened, and the supervision of overseas issuance and listing of shares by China-based companies will be strengthened. It also clarifies the respective responsibilities of domestic industry competent authorities and regulatory authorities.

On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. The Overseas Listing Trial Measures aim to lay out the filing regulation arrangement for both direct and indirect overseas listing and clarify the determination criteria for indirect overseas listing in overseas markets. The Overseas Listing Trial Measure, among other things, stipulate that, after making initial applications with overseas stock markets for initial public offerings or listings, a domestic company issuer shall file with the CSRC within three working days. The required filing materials with the CSRC include (without limitation): (i) record-filing reports and related undertakings, (ii) compliance certificates, filing or approval documents from the primary regulator of the applicants’ businesses (if applicable), (iii) security assessment opinions issued by related departments (if applicable), (iv) PRC legal opinions, and (v) prospectus. In addition, overseas offerings and listings may be prohibited for such China-based companies when certain conditions were met. See “Regulations — Regulations Related to M&A Rules and Overseas Listing.” Our PRC counsel, Guantao Law Firm, has advised us that, since we obtained approval from both the SEC and Nasdaq to issue and list our ordinary share on the Nasdaq prior to March 31, 2023, and closed our offering on April 24, 2023, we were not required to make the filing with the CSRC regarding our initial public offering pursuant to the Overseas Listing Trial Measures. We shall be required, however, to file with the CSRC for this offering within three working days after completing the closing of this offering. We may be subject to additional compliance requirements in the future, and we cannot assure you that we will be able to receive clearance of such filing requirements in a timely manner, or at all. Any failure of us to fully comply with new regulatory requirements may subject us to fines and penalties, significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations, and cause our ordinary shares to significantly decline in value or become worthless.

The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering anytime. In addition, if the CSRC or other regulatory agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval requirement could have a material adverse effect on the trading price of the ordinary shares.

Risks Relating to Our Business and Industry

Significant decline in the number of cars we source, and significant decline in the number of our vehicle sourcing customers, may materially and adversely impact our business, financial condition, and results of operations.

We have experienced significant decline in the number of cars we source, as well as the number of vehicle sourcing customers, since we gradually shifted our focus from the vehicle sourcing business to the development of our EV business in 2020. For the six months ended June 30, 2023, and fiscal years ended December 31, 2022 and 2021, we sourced and delivered 22, 411 and 1,252 cars to 2, 12 and 165 vehicle sourcing customers, respectively. As we plan to continue to focus on our EV business, we cannot assure you that such declining trend will be reversed in the future. Furthermore, other various factors, such as market forces, potential operational disruptions, and customer preferences may also contribute to such declining trend. If the declining trend persists, our business, financial condition, and results of operations could be materially and adversely impacted.

High customer concentration exposes us to significant risks.

For the six months ended June 30, 2023, we had only two vehicle sourcing customers, and Tianjin Chedao Network Technology Co., Ltd., one of the two vehicle sourcing customers, accounted for 92.21% of our total sourcing revenues, and 69.72% of our total revenues. There are significant risks as a result of our dependence on one or few major customers. Specifically, any one of the following events, among others, may cause material fluctuations or a decline in our revenue and have a material and adverse effect on our business, financial condition, and results of operations:

●	an overall decline in the businesses of major customers;

●	should a major customer switch to our competitors and we fail to obtain business from other customers;

●	the reduction in the prices of our services or products agreed by major customers; or

●	the failure or inability of major customers to make timely payments for our products or services.

If we fail to diversify our customer base and reduce our dependence on one or few major customers, then our business, financial condition, and results of operations may be materially and adversely affected.

We may not be successful in our future acquisitions, and we may face difficulties in integrating acquired businesses with our existing business.

We intend to evaluate opportunities to acquire battery swapping companies and integrate their operations into our business. However, there can be no assurance that we will be able to identify suitable opportunities. Even if we are able to identify suitable opportunities, we may encounter difficulties in completing such acquisitions, due to financial constraints, negotiating acceptable terms to us, and delays in completion. The inability to identify suitable acquisition targets or complete the acquisition could materially and adversely affect our competitiveness and growth prospects.

After an acquisition is completed, we also face certain uncertainties and risks related to our acquisition, including:

●	unsuccessful integration of business including an inability to apply our business model or business operation flow on the acquisition target;

●	wastage of resources and diversion of management attention;

●	failure to retain relationships with key employees, customers and suppliers of the acquisition target;

●	potential ongoing financial obligations and unforeseen or hidden liabilities; and

●	failure to achieve the intended objectives, benefits or revenue-enhancing opportunities.

If we are unable to manage such difficulties as they arise, they could disrupt our ongoing business, or increase our costs, any of which circumstances could materially and adversely affect our business, financial position and results of operations.

Risks Relating to Our Ordinary Shares and this Offering

We incur increased costs as a result of being a public company.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq, impose various requirements on the corporate governance practices of public companies. These rules and regulations increase our legal and financial compliance costs and make some corporate activities more time-consuming and costlier. For example, that operating as a public company make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.

A significant percentage of our outstanding Ordinary Shares is beneficially owned by Mr. Jia Li, our founder and chairman, and, as a result, he has substantial influence over our company and his interests may not be aligned with the interests of our other shareholders.

As of the date of this prospectus, our founder, Mr. Jia Li, beneficially owns 37,854,400 Ordinary Shares of the Company, or approximately 70% of the aggregate voting power of our issued and outstanding share capital, and will beneficially own 37,854,400 Ordinary Shares of the Company, or approximately 60.57% of the aggregate voting power of our issued and outstanding share capital upon the completion of this offering (assuming no exercise of the Series A Warrants and Series B Warrants included in the Units issued in this offering). As a result of the ownership concentration, he has the ability to control or exert significant influence over important corporate matters, investors may be prevented from affecting important corporate matters involving our company that require approval of shareholders, including:

●	the composition of our board of directors and, through it, any determinations with respect to our operations, business direction and policies, including the appointment and removal of officers;

●	any determinations with respect to mergers or other business combinations;

●	our disposition of substantially all of our assets; and

●	any change in control.

These actions may be taken even if they are opposed by our other shareholders, including the holders of the Ordinary Shares. Furthermore, this concentration of ownership may also discourage, delay or prevent a change in control of our company, which could have the dual effect of depriving our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and reducing the price of the Ordinary Shares. As a result of the foregoing, the value of your investment could be materially reduced.

We will continue to be a “controlled company” under the rules of Nasdaq upon the completion of this offering and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We will continue to be a “controlled company” as defined under the listing rules of Nasdaq upon the completion of this offering. Our founder and Chief Executive Officer (“CEO”), Mr. Jia Li, will continue to hold more than 50% of the aggregate voting power of our company upon the completion of this offering. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and may choose to rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

This is a best efforts offering, no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the Units in this offering. The Placement Agent has no obligation to buy any of the Units from us or to arrange for the purchase or sale of any specific number or dollar amount of the Units. There is no required minimum number of Units that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent’s fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the Units offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of Units sufficient to fund our business plan. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

Because there is no minimum required for the offering to close, investors in this offering will not receive a refund in the event that we do not sell an amount of Units sufficient to pursue the business goals outlined in this prospectus.

We have not specified a minimum offering amount in connection with this offering. Because there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Further, any proceeds from the sale of the Units offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. Upon closing of this offering, investor funds will not be returned under any circumstances whether during or after this offering.

The Warrants in this offering are speculative in nature.

The Warrants in this offering do not confer any rights of Ordinary Share ownership on their holders, but rather merely represent the right to acquire Ordinary Shares at a fixed price. In addition, following this offering, the market value of the Warrants, if any, is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their imputed offering price. The Warrants will not be listed or quoted for trading on any market or exchange.

Holders of the Warrants will not have rights of holders of our Ordinary Shares until such Warrants are exercised.

Until holders of the Warrants acquire Ordinary Shares upon exercise of the Warrants, holders of the Warrants will have no rights with respect to the Ordinary Shares underlying such Warrants.

There is no public market for the Units or the Warrants.

There is no established public trading market for the Units or the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Warrants will be limited.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Many of the forward- looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” and “potential,” among others.

Forward-looking statements appear in a number of places in this prospectus and our SEC filings that are incorporated by reference into this prospectus. These forward-looking statements include, but are not limited to, statements regarding our intent, belief, or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under the section entitled “Item 3. Key Information — D. Risk Factors” in our 2022 Annual Report, and the section entitled “Risk Factors” of this prospectus. These risks and uncertainties include factors relating to:

●	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract clients and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	the COVID-19 pandemic;

●	trends and competition in the contract logistics industry; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors” and “Item 3. Key Information — D. Risk Factors” in our 2022 Annual Report. In addition, there is uncertainty about the spread of the COVID-19 virus and the impact it may have on the Company’s operations, the demand for the Company’s services and economic activities in general. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains data related to the electric vehicles industry in China. This industry data includes projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. The electric vehicles industry may not grow at the rate projected by industry data, or at all. The failure of the industry to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Ordinary Shares. In addition, the rapidly changing nature of the contract logistics industry subjects any projections or estimates relating to the growth prospects or future condition of our industry to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

●	the Cayman Islands has a less exhaustive body of securities laws than the United States and these securities laws provide significantly less protection to investors; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, among us, our officers, directors and shareholders, be arbitrated.

We conduct a substantial amount of our operations in China, and a substantial amount of our assets are located in China. A majority our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for shareholder to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Cogency Global Inc. located at 122 East 42nd St 18th Floor, New York, New York 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, has advised us that the courts in the Cayman Islands are unlikely (i) to recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature.

Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgement of a foreign court of competent jurisdiction without any retrial on the merits based on the principal that a judgement of a competent foreign court imposes upon the judgement debtor an obligation to pay the sum for which such judgment has been given, provided such judgment (a) is final and conclusive and for a liquidated sum; (b) is not in respect of taxes, a fine or a penalty; (c) is not inconsistent with a Cayman Islands judgment in respect of the same matter, (d) is not impeachable on the grounds of fraud, or (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to the natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Guantao Law Firm, our counsel as to PRC law, has advised us that there is uncertainty as to whether PRC courts would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Guantao Law Firm has further advised us that the PRC Civil Procedures Law governs the recognition and enforcement of foreign judgments. PRC courts may recognize and enforce foreign judgments in accordance with the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions.

The PRC does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they determine that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.

In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our Ordinary Shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $10,639,237, assuming the sales of all of the Units we are offering and no exercise of the Series A Warrants and Series B Warrants included in the Units, after deducting the Placement Agent’s fees and non-accountable expense allowance and estimated offering expenses payable by us. However, because this is a best-efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

The primary purposes of this offering are to obtain additional capital to further expand our operations. We plan to use the net proceeds of this offering as follows:

●	*approximately 20% for merger and acquisition of battery swapping companies; and

●	approximately 80% for working capital and other general corporate purposes.

*	As of the date of this prospectus, there is no target for proposed merger or acquisition and the Company has not entered into any agreement or arrangement in that regard.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our intentions as of the date of this prospectus based upon our current plans and business conditions to use and allocate the net proceeds of this offering. However, our management will have significant flexibility and discretion in applying the net proceeds of this offering. Unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

As an offshore holding company, under PRC laws and regulations, we are only permitted to use the net proceeds of this offering to provide loans or make capital contributions to our PRC subsidiaries. Provided that we make the necessary registrations with government authorities and obtain the required governmental approvals, we may extend inter-company loans or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital requirements.

Any capital contributions we make to our PRC subsidiaries shall be registered with the PRC State Administration for Market Regulation or its local counterparts, and filed with the MOFCOM or its local counterparts. We are then required to complete a foreign exchange registration change at qualified banks. There is no upper limit as to the registered capital of our PRC subsidiaries under PRC laws and regulations, and we may contribute to our PRC subsidiaries through capital contributions as long as the amount contributed stays within the capital registered.

Any loans to our PRC subsidiaries, which are foreign-invested enterprises, cannot exceed a statutory limit, and shall be filed with the SAFE or its local counterparts. Such statutory limit for our Company is two times the net assets of our PRC subsidiaries, or approximately RMB281,854,000 (US$40,864,000).

We may not be able to make such registrations or obtain such approvals in a timely manner, or at all. See “Risk Factors — Risks Relating to Doing Business in China” of this prospectus and “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China” in the 2022 Annual Report.

DIVIDEND POLICY

Our board of directors has complete discretion as to whether to distribute dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that we may only pay dividends out of profits or share premium, and provided that in no circumstances may a dividend be paid if it would result in us being unable to pay our debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

We do not have any plan to declare or pay any cash dividends on our Ordinary Shares in the foreseeable future. We intend to retain most, if not all, of our available funds and future earnings to operate and expand our business.

We are an exempted company with limited liability incorporated in the Cayman Islands. We rely principally on dividends distributed by our PRC subsidiaries and payments from PRC subsidiaries for our cash requirements, including distribution of dividends to our shareholders. Dividends distributed by our PRC subsidiaries are subject to PRC taxes.

In addition, PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us and only allow a PRC company to pay dividends out of its accumulated distributable after-tax profits as determined in accordance with its articles of association and the PRC accounting standards and regulations. See “Risk Factors — Risks Relating to Doing Business in China” of this prospectus and “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China” in the 2022 Annual Report.

CAPITALIZATION

The following table sets forth our capitalization:

●	on an actual basis as of June 30, 2023; and

●	on a pro forma basis to give effect to the IPO of 2,416,667 Ordinary Shares at $6.00 per share on a firm commitment basis, for net proceeds of approximately $13,002,001.86, after deducting underwriting discounts and other related expenses, which IPO was completed on April 24, 2023, and net proceeds of approximately $464,998.14 from sales of 83,333 Ordinary Shares at $6.00 per share, pursuant to the partial exercise of the over-allotment option by the underwriters on April 25, 2023.

●	on a pro forma basis as adjusted to give effect to (i) the transactions described above; (ii) the issuance and sale of 10,000,000 Units offered hereby, based on the offering price of $1.20 per Unit, each Unit consisting of one Ordinary Share, one Series A Warrant, and one Series B Warrant, assuming the sale of all of the Units we are offering, no exercise of the Series A Warrants and Series B Warrants included in the Units, and no other change to the number of Units sold by us as set forth on the front cover of this prospectus; and (iii) the application of the net proceeds after deducting the estimated 7% Placement Agent fees of $840,000, the Placement Agent’s 1% non-accountable expense allowance of $120,000, an expense reimbursement to Placement Agent of $50,000, and approximately $350,763 of estimated other offering expenses payable by us.

You should read this capitalization table together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus, and “Item 5. Operating and Financial Review and Prospects” in our 2022 Annual Report, and other financial information included elsewhere in this prospectus.

	As of June 30, 2023
	Actual (1)	Pro Forma (2) (unaudited)	Pro Forma As adjusted (3) (unaudited)
	$ in thousands	$ in thousands	$ in thousands
Shareholders’ Equity:
Ordinary Shares, $0.0000001 par value, 500,000,000,000 Ordinary Shares authorized, 50,000,000, 52,500,000, and 62,500,000 Ordinary Shares issued and outstanding - actual, pro forma and pro forma as adjusted basis, respectively	$-	$-	$-
Additional paid-in capital	44,099	57,566	68,255
Statutory reserves	-	-	-
Retained earnings	(21,693)	(21,693)	(21,693)
Accumulated other comprehensive loss	-	-	-
Non-controlling interest	5,567	5,567	5,567
Total Shareholders’ Equity	27,973	41,440	52,129
Total Capitalization	$27,973	$41,440	52,129

(1)	The capitalization of actual basis does not include IPO capitalization numbers.

(2)	On April 24, 2023, we completed our IPO of 2,416,667 Ordinary Shares at $6.00 per share on a firm commitment basis. The net proceeds for the sale totaled approximately $13.00 million, after deducting underwriting discounts and other related expenses. On April 25, 2023, we sold 83,333 Ordinary Shares at $6.00 per share, pursuant to the partial exercise of the over-allotment option by the underwriters. The net proceeds totaled approximately $0.50 million, after deducting underwriting discounts.

(3)	The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual offering price and other terms of this offering determined at pricing.

Each $1.00 increase (decrease) in the offering price of $1.20 per Unit, would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total shareholders’ equity, and total capitalization by approximately $9.20 million, assuming the number of Units offered by us, as set forth on the front cover of this prospectus, remains the same, and after deducting the Placement Agent fees, non-accountable expense allowance, and estimated offering expenses payable by us.

Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all or any of the Units offered hereby.

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted for each Ordinary Share you purchase to the extent of the difference between the offering price per ordinary share and our net tangible book value per Ordinary Share after this offering. Dilution results from the fact that the offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Share.

Our net tangible book value as of June 30, 2023, was $33,520,884, or $0.64 per Ordinary Share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per ordinary share (as adjusted for the offering) from the initial offering price per Ordinary Share and after deducting the estimated discounts to the Placement Agent, non-accountable expense allowance and the estimated offering expenses payable by us.

After giving effect to our sale of 10,000,000 Units offered in this offering, based on the offering price of $1.20 per Unit, after deduction of the estimated commission to the Placement Agent and the estimated offering expenses payable by us, our as adjusted net tangible book value as of June, 30, 2023, would have been $44,210,121, or $0.71 per outstanding Ordinary Share. This represents an immediate increase in net tangible book value of $0.07 per Ordinary Share to the existing shareholders, and an immediate dilution in net tangible book value of $0.49 per ordinary share to investors purchasing Ordinary Shares in this offering. The as adjusted information discussed above is illustrative only.

The following table illustrates such dilution:

Post-Offering(1)
Offering price per Unit	$1.20
Net tangible book value per ordinary share as of June 30, 2023	$0.64
Increase in pro forma as adjusted net tangible book value per ordinary share attributable to this offering	$0.07
Pro forma net tangible book value per ordinary share immediately after this offering	$0.71
Amount of dilution in net tangible book value per ordinary share to new investors in the offering	$0.49

(1)	The net proceeds from this offering of 10,000,000 Units at the offering price of $1.20 per Unit is $10,639,237, calculated as follows: $12,000,000 offering proceeds, less a Placement Agent fee of $840,000 and non-accountable expense allowance of $120,000 and offering expenses of approximately $350,763.

A $1.00 increase in the offering price of $1.20 per Unit would increase our pro forma as adjusted net tangible book value as of June, 30, 2023 after this offering, assuming the sale of all of the Units we are offering and no exercise of the Series A Warrants and Series B Warrants included in the Units, by approximately $0.15 per Ordinary Share, and would increase dilution to new investors by $0.85 per Ordinary Share, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated Placement Agent fees and non-accountable expense allowance, and offering expenses payable by us.

A $1.00 decrease in the offering price of $1.20 per Unit would decrease our pro forma as adjusted net tangible book value as of June, 30, 2023 after this offering, assuming the sale of all of the Units we are offering and no exercise of the Series A Warrants and Series B Warrants included in the Units, by approximately $0.15 per Ordinary Share, and would decrease dilution to new investors by $0.85 per Ordinary Share, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated Placement Agent fees and non-accountable expense allowance, and offering expenses payable by us.

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Units and other terms of this offering determined at the pricing.

Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all or any of the Units offered hereby.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

Our subsidiary, AHYS, a limited liability company established pursuant to PRC laws on May 16, 2013, operates through the following subsidiaries:

(1).	Youpin, which was established on July 18, 2013 and AHYS holds 53.1072% of its equity interest. Youpin has the following subsidiaries:

a.	Chengdu Youyipin Trading Co., Ltd. (“CD Youyipin”), which was established on June 21, 2019, and is wholly owned by Youpin. CD Youyipin has one wholly-owned subsidiary:

i.	Zibo Youyipin Trading Co., Ltd., which was established on March 18, 2021.

b.	Liaoning Youguan New Energy Technology Co., Ltd. (“LY New Energy”), which was established on November 8, 2019, and is wholly owned by Youpin. LY New Energy has one subsidiary:

i.	Youxu New Energy (Dalian) Co., Ltd., which was established on June 8, 2022, and LY New Energy holds 51% of its equity interest while SH Youxu holds the other 49%.

c.	Shanghai Youchuangneng Digital Technology Co., Ltd. (“SY Digital Tech”), which was established on November 13, 2015. SY Digital Tech has one wholly-owned subsidiary:

i.	Nanning Youguan Digital Technology Co., Ltd., which was established on July 12, 2022.

d.	Youguan Financial Leasing (China) Co., Ltd., which was established on February 27, 2017, and is wholly owned by Youpin;

e.	Shanghai Youqiao International Trade Co., Ltd., which was established on May 29, 2014, and is wholly owned by Youpin; and

f.	Beijing Youpinshuowei New Energy Technology Co., Ltd., which was established on March 23, 2022, and Youpin holds 51% of its equity interest.

(2).	ZJ Youguan, which was established on May 21, 2020, and AHYS holds 80% of its equity interest. ZJ Youguan has one wholly-owned subsidiary:

a.	Dalian Youshengchi Automobile Trading Service Co., Ltd., which was established on March 23, 2021;

(3).	CD Youyineng, which was established on October 29, 2020, and is wholly owned by AHYS;

(4).	SH Youteng, which was established on November 3, 2020, and AHYS holds 70% of its equity interest;

(5).	SH Youxu, which was established on March 22, 2021, and AHYS holds 70% of its equity interest. SH Youxu has the following subsidiaries:

a.	Quanzhou Youyi Power Exchange Network Technology Co., Ltd., which was established on June 29, 2021, and is wholly owned by SH Youxu;

b.	Youxu (Xiamen) Power Exchange Network Technology Co., Ltd., which was established on August 10, 2021, and is wholly owned by SH Youxu;

c.	Xinjiang Youxu Supply Chain Management Co., Ltd., which was established on October 12, 2021, and is wholly owned by SH Youxu;

d.	Beijing Youxu New Energy Technology Co., Ltd., which was established on December 21, 2021, and is wholly owned by SH Youxu;

e.	Wuhu Youxu New Energy Technology Co., Ltd., which was established on November 12, 2021, and is wholly owned by SH Youxu;

f.	Tai’an Youxu New Energy Technology Co., Ltd., which was established on August 22, 2022, and is wholly owned by SH Youxu;

g.	Shandong Youxu New Energy Co., Ltd., which was established on August 26, 2022, and is wholly owned by SH Youxu;

h.	Henan Youxu New Energy Technology Co., Ltd., which was established on December 1, 2022, and SH Youxu owns 80% of its equity interest;

i.	Chengdu Zhibo Premium Technology Co., Ltd., which was established on September 22, 2022, and SH Youxu holds 40% of its equity interest;

j.	Youxu New Energy Technology (Nanyang) Co., Ltd., which was established on March 14, 2023, and SH Youxu holds 70% of its equity interest;

k.	Liaoning Youxu New Energy Technology Co., Ltd., which was established on March 9, 2023, and SH Youxu holds 51% of its equity interest; and

l.	Zhuhai Youxu New Energy Technology Co., Ltd., which was established on August 9, 2023, and SH Youxu holds 100% of its equity interest;

(6).	Youpin SD, which was established on June 30, 2020, AHYS holds 86.96% of its equity interest. Youpin SD has the following subsidiaries:

a.	Youxu New Energy Technology (Zibo) Co., Ltd., which was established on July 29, 2021, and Youpin SD holds 98.04% of its equity interest; and

b.	Zibo Hengxin Investment Partnership (limited partnership), which was formed on November 2, 2020, and Youpin SD holds 99% of its equity interest.

Since 2013, AHYS and its subsidiaries have principally engaged in the provision of vehicle sourcing services. Beginning in 2020, AHYS and its subsidiaries gradually shifted focus from the vehicle sourcing business to the development of their proprietary battery-swapping technology, or UOTTA technology.

In connection with our initial public offering, we undertook a reorganization (the “Reorganization”) in the following steps:

On June 17, 2021, Upincar was established under the laws of the Cayman Islands. Upincar owns 100% of Youcang Limited, a British Virgin Islands company incorporated on June 30, 2021. Youcang Limited owns 100% of Energy U Limited, a Hong Kong company incorporated on July 19, 2021.

On January 27, 2022, WFOE was incorporated pursuant to the PRC laws as a wholly foreign owned enterprise. Energy U Limited holds 100% of the equity interest in WFOE. On May 16, 2013, AHYS was incorporated pursuant to the PRC laws as a limited company. On July 8, 2022, WFOE acquired 99% equity interest in AHYS. On December 12, 2022, WFOE acquired the remaining 1% equity interest in AHYS from U Robur Limited (HK), a Hong Kong company.

Our Corporate Structure

We are a Cayman Islands exempted company incorporated on June 17, 2021. Exempted companies are Cayman Island companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act (As Revised).

Mr. Jia Li, our founder and chairman of the board of directors beneficially owns approximately 70% of our total issued and outstanding Ordinary Shares and total voting power. As a result, we are a “controlled company” as defined under the Nasdaq Stock Market Rules. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. See “Risk Factors — Risks Relating to Our Ordinary Shares and this Offering — We will continue to be a “controlled company” under the rules of Nasdaq upon the completion of this offering and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies” and “Item 3. Key Information — D. Risk Factors — Risks Relating to Our Ordinary Shares and the Trading Market — We are a “controlled company” under the rules of Nasdaq and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies” in the 2022 Annual Report.

The following diagram illustrates our corporate structure as of the date of this prospectus.

BUSINESS

Overview

We are a vehicle sourcing service provider in China, with a vision to becoming an EV market player primarily focused on our proprietary battery-swapping technology, or UOTTA technology, which is an intelligent modular battery-swapping technology designed to provide a comprehensive battery power solution for EVs.

Since our commencement of operations in 2013, we have principally engaged in the provision of vehicle sourcing services. We broker sales of vehicles between automobile wholesalers and buyers, including SME dealers and individual customers primarily located in the lower-tier cities in China, which are smaller and less developed than the tier-1 or tier-2 cities. To that end, we have focused on building business relationships with our sourcing partners and have developed a vehicle sourcing network. As of the date of this prospectus, our vehicle sourcing network consisted of approximately 100 wholesalers and 30 SME dealers located in lower-tier cities in China. For the six months ended June 30, 2023 and the fiscal years ended December 31, 2021 and 2022, our revenues from the sourcing business were RMB1.4 million, RMB1.4 million, and RMB4.4 million, which constituted 75.7%, 17.4%, and 56.8%, respectively, of our total revenue. The increase of the sourcing revenue in fiscal year 2022 was mainly because we sourced and sold batteries to one customer and generated RMB3.3 million, which accounted for 42.8% of our total revenues for the year ended December 31, 2022.

Beginning in 2020, we gradually shifted our focus from the vehicle sourcing business to the development of our proprietary battery-swapping technology, or UOTTA technology. According to Frost & Sullivan, the PRC government will focus on promoting the electrification of commercial vehicles in the next few years, and it is expected that the sales volume of electric commercial vehicles will grow from 218.9 thousand units in 2022 to 431.0 thousand units in 2026 at a CAGR of 18.5% in China, and with the increasing penetration rates of electric commercial vehicles and the expanding battery-swapping infrastructure network, the market size by revenue of battery swapping solutions for electric commercial vehicles is expected to increase from approximately RMB22,097.6 million in 2022 to RMB176,615.1 million in 2026, representing a CAGR of 68.1%. In order to capture the opportunities arising from such growth, our plan is to develop a comprehensive EV battery power solution based on UOTTA technology, which mainly consists of: (i) vehicle-mounted supervisory control units that monitor the real-time status of an EV’s battery packs; (ii) customized vehicle control units (“VCUs”), which upload real-time data of the electric vehicle, such as its battery status, real-time location and safety status, to our data platform, using Bluetooth and/or Wi-Fi technologies; and (iii) our data management platform, which collects and synchronizes real-time information of the EVs uploaded by their respective VCUs, as well as information on the availability and locations of compatible UOTTA battery-swapping stations that assist drivers in locating the nearest compatible UOTTA battery-swapping station(s) available when the EV’s battery is determined to be lower than a certain level; and (iv) UOTTA battery-swapping stations designed for precise positioning, rapid disassembly, compact integration and flexible deployment of battery swapping for compatible EVs.

We have established in-house capabilities in the innovation of EV battery-swapping technology. Through our research and development efforts, we are developing an intellectual property portfolio. As of the date of this prospectus, we had 31 issued patents and 7 pending patent applications in China. Our research and development team is committed to technology innovation. As of the date of this prospectus, our research and development team consisted of 34 personnel and is led by Mr. Rui Wang and Mr. Zhanduo Hao, each of whom has experience of over 20 years in the electric power sector.

In 2021, leveraging years of automobile industry experience, we started cooperating with major automobile manufactures to jointly develop UOTTA-powered EVs, by adapting selected EV models with our UOTTA technology. According to Frost & Sullivan, compared with passenger EV drivers, drivers of commercial-use EVs experience more range anxiety and are more motivated to shorten, or even eliminate, time spent on recharging EVs, therefore, we intend to primarily focus on developing commercial-use UOTTA-powered EVs, such as ride-hailing passenger EVs, small logistics EVs, light electric trucks, and heavy electric trucks, and their compatible UOTTA battery-swapping stations. As of the date of this prospectus, we have entered into cooperating agreements with two major Chinese automobile manufacturers, FAW Jiefang Qingdao Automotive Co., Ltd, and HUBEI TRI-RING Motor Co., Ltd, to jointly develop UOTTA-powered electric trucks. We also have engaged with one battery-swapping station manufacture to jointly develop and manufacture UOTTA battery-swapping stations that are compatible with UOTTA-powered EVs. Our UOTTA battery-swapping stations are designed for precise positioning, rapid disassembly, compact integration and flexible deployment, allowing battery replacement within several minutes. As of the date of this prospectus, we realized sales of five battery-swapping stations. In August 2021, we completed the construction of our own battery-swapping station factory in Zibo City, Shandong Province (the “Zibo Factory”), which commenced manufacturing UOTTA battery-swapping stations in January 2022. In January 2022, we started operating a battery-swapping station, pursuant to our station cooperation agreement with Quanzhou Xinao in Quanzhou City, Fujian Province. In order to provide a comprehensive battery power solution based on UOTTA technology, we are in the process of developing a data management platform that connects UOTTA-powered EVs and stations, and assists the UOTTA-powered EV drivers in locating the closest compatible UOTTA swapping-stations on their routes. We believe we have made significant progress in entering into the EV market as of the date of this prospectus, however, there is no assurance that we will be able to execute our business plan to expand into the EV market as we have planned. For the six months ended June 30, 2023 and the fiscal years ended December 31 2021 and 2022, our revenues from the EV business were RMB0.5 million, RMB6.6 million, and RMB3.4 million, which constituted 24.3%, 82.6%, and 43.2%, respectively, of our total revenue. The decrease in the revenue in fiscal year 2022 was mainly due to decreased sales of our battery-swapping stations.

Our Competitive Strengths

A vehicle sourcing network in lower-tier cities in China

We have established a vehicle sourcing network primarily in the lower-tier cities in China, which allows us to distribute vehicles to our customers. We have a deep understanding of the vehicle dealership market and are able to provide services tailored to the changing needs of our consumers. We have built long-term relationships with our suppliers and SME dealer customers, who have a strong presence in the lower-tier cities. Through working directly with our suppliers and customers, we are able to better understand and timely address their needs, as well as provide targeted services to them. We have also established strong working relationships with a number of vehicle wholesalers.

UOTTA Battery-swapping technology

Our UOTTA technology is an intelligent modular battery swapping technology designed to provide a comprehensive battery power solution for EVs. Through our cooperation with major automobile manufactures, we are in the process of adapting UOTTA technology to electric trucks. We believe our UOTTA technology has the potential of greatly alleviating range-anxiety, which, according to Frost & Sullivan, has been one of the most critical challenges to EV adoption, particularly in the commercial-use EV market. Our UOTTA technology is designed to provide a comprehensive battery power solution that includes UOTTA-powered EVs and battery-swapping stations, as well as a data management platform that synchronizes real-time data.

Strong cooperation with key partners, including major automakers and battery developers in China

We have partnered with major automotive manufacturers to jointly develop the UOTTA-powered EV models. As of the date of this prospectus, key partners of our UOTTA battery power solution include major automobile manufacturers (FAW Jiefang Qingdao Automotive Co., Ltd and HUBEI TRI-RING Motor Co., Ltd), and battery developers and manufacturer (Ruipu Energy Co., Ltd). We expect that their expertise and industry know-how will guide us in our efforts to enter the EV market. We believe we are one of the few companies that are able to develop such relationships with these major manufacturers, due to our industry experience, research and development capabilities, and industry reputation.

Visionary and experienced management team with strong commitment

We are led by a visionary management team with a unique “bottom up” strategy. Our founders and senior management team have in-depth expertise in the automotive and technology industries. The key members of our management team have an average of approximately 20 years of industry experience. Our founder and chairman, Mr. Jia Li, is a well-recognized leader in the Chinese automotive industry. He served as vice president of the finance group in SAIC Motor, one of the largest automobile manufacturers in China, before he founded our Company. Mr. Jia Li’s proven track record and extensive experience in the automobile industry provide strong leadership to our mission. Mr. Rui Wang, our senior vice president, has approximately 20-years of industry experience in automobile engineering and design, working at several leading automobile manufacturers, such as FAW Group, Isuzu Auto, Toyota and IAT Auto. Mr. Zhanduo Hao, our senior engineer, is committed to the research of key electric vehicle charging and battery-swapping technologies and has substantial industry experience, having previously participated in the formulation of national and industry standards related to power swapping projects.

Our Strategies

Jointly Develop UOTTA-powered EVs with major auto manufacturers in China

As of the date of this prospectus, our UOTTA technology is in the process of being adapted to electric vehicles by cooperating with two auto manufacturers in China. We intend to further explore collaboration opportunities with additional auto manufacturers who have leading technologies and sufficient capacities.

Develop and manufacture battery-swapping stations for UOTTA-powered EVs

As of the date of this prospectus, we have launched two models of UOTTA battery-swapping stations, Titan and Chipbox, by cooperating with battery-swapping station manufacturers in China. In August 2021, we completed the construction of our Zibo Factory, which commenced manufacturing UOTTA battery-swapping stations in January 2022. The Zibo Factory is located in Zibo City, Shandong Province, with approximately 15,430 square meters of production area. In May 2023, we cancelled our plan to build another factory in the Wuhu City because our current production demand can be well served by our Zibo Factory.

Enhance our research and development capabilities

Technology drives our business. We plan to focus on technology innovations to continue developing and upgrading our proprietary UOTTA technology. We expect to further strengthen the collaboration between our research and development team and marketing team to accumulate and transform insights gained from practical experience into research and development capabilities. In addition, we are determined to strengthen our research and development capabilities by proactively recruiting and retaining engineering talents, in order to expand our talent pool and help us drive technological innovation.

Expand sales channels

In order to promote and market our UOTTA-powered EVs and battery-swapping stations, we plan to (i) leverage our existing sourcing networks to market our new products; and (ii) explore new sales channels by cooperating with new strategic partners who possess their own sales networks, as well as enhancing the capabilities of our in-house sales team by recruiting qualified sales professionals.

Our Business Model

●	Sourcing Business

For the six months ended June 30, 2023 and the fiscal years ended December 31, 2022 and 2021, we generated revenues of RMB1.4 million, RMB4.4 million, and RMB1.4 million, constituting 75.7%, 56.8%, and 17.4% of our total revenue, respectively, from the sourcing business.

Since our inception, we have primarily engaged in the provision of vehicle sourcing services and developed a sourcing network in the lower-tier cities in China, by building relationships with our sourcing partners, including automobile wholesalers on the supply side and SME dealers and individual customers on the demand side. We charge a commission that is calculated based on the purchase price of each purchase order and the commission is recognized upon delivery of vehicles to customers. For the six months ended June 30, 2023 and the fiscal years ended December 31, 2022 and 2021, revenues generated from provision of vehicle sourcing services were RMB1.4 million, RMB1.1 million, and RMB1.4 million, constituting 75.7%, 14.0%, and 17.4% of our total revenue, respectively. We aim to continue expanding our sourcing network, in an effort to provide our customers with a means by which they may acquire vehicles at a reasonable price point. As of the date of this prospectus, our sourcing network was comprised of approximately 30 SME dealers and 100 wholesalers.

In fiscal year 2022, we generated revenue of RMB3.3 million from one transaction of battery sourcing, which accounted for 42.8% of the total revenues for the year ended December 31, 2022. While we customarily source whole vehicles that are completed with vehicle bodies and batteries, some of our vehicle sourcing customers demanded to purchase certain EV model vehicle bodies without batteries. The automobile wholesaler who sells this certain EV model, however, only sells the whole EV, including both body and battery. In order to address the needs of these customers, we purchased these EVs from the wholesaler, delivered the EV bodies to the vehicle sourcing customers, and entered into a battery sales agreement with another buyer to sell these batteries separately. We did not generate any revenues from battery sourcing for the six months ended June 30, 2023. As of the date of this prospectus, we only made one transaction of battery sales and plan to provide the service on a case by case basis.

●	EV Business

For the six months ended June 30, 2023 and the fiscal years ended December 31, 2022 and 2021, we generated revenues of RMB0.5 million, RMB3.4 million, and RMB6.6 million, constituting 24.3%, 43.2%, and 82.6% of our total revenue, respectively, from our EV business, as the following:

UOTTA-powered EVs: The UOTTA-powered EVs are being jointly developed in cooperation with major automobile manufacturers in China, utilizing our proprietary UOTTA technology that enables efficient battery-swapping for EVs. We intend to primarily focus on commercial-use EVs in the near future. As of the date of the prospectus, we have entered into cooperating agreements with two major auto manufactures to jointly develop UOTTA-powered EVs by adapting commercial-use electric vehicles with UOTTA technology. For the six months ended June 30, 2023 and the fiscal years ended December 31, 2022 and 2021, we did not generate any revenue from sales of UOTTA-powered EVs.

UOTTA Battery-swapping Stations: Our UOTTA battery-swapping station currently has two models: (i) the Titan model, which is intended for electric heavy trucks; and (ii) the Chipbox model, which is intended for ride-hailing passenger EVs, light electric trucks, and small logistics vehicles. Both models are developed based on our UOTTA technology. In August 2021, we completed the construction of our battery-swapping station factory, the Zibo Factory, which commenced production in January 2022. We have engaged one battery-swapping station manufacturer to jointly develop and manufacture our UOTTA battery-swapping stations. In fiscal year 2022, we realized sales of one station in Huzhou City, Zhejiang Province and one station in Xuchang City, Henan Province, totally generated 3.1 million in revenue. In fiscal year 2021, we realized sales of two stations in Quanzhou City, Fujian Province, and one station in Xuzhou City, Jiangsu Province, and generated RMB6.6 million in revenue. For the six months ended June 30, 2023 and the fiscal years ended December 31, 2022 and 2021, we generated revenues of nil, RMB3.1 million, and RMB6.6 million, constituting nil, 39.3% and 82.6% of our total revenue, respectively, from sales of UOTTA Battery-Swapping Stations.

Battery-swapping Station Operations: In January 2022, we started operating a battery-swapping station in Quanzhou City, Fujian Province, pursuant to our station cooperation agreement with Quanzhou Xinao, a local gas station operator. In February 2023, we started generating revenue from the second battery-swapping station in Quanzhou City, Fujian Province, pursuant to our station cooperation agreement with Quanzhou Xinao. For the six months ended June 30, 2023 and the fiscal year ended December 31, 2022, we generated revenue from battery-swapping services in the amount of RMB0.5 million and RMB0.3 million, respectively, which included battery swapping services fee and the station control system upgrading service, constituting 24.3% and 3.9% of our total revenue, respectively.

Our Vehicle Sourcing Business

We typically source vehicles from wholesalers to fulfill demands for vehicles of our customers, including SME dealers and individual customers primarily located in lower-tier cities in China. We charge a commission that is calculated based on the purchase price of each purchase order and such agent commission is recognized upon delivery of vehicles to customers. Customers are required to make full payment for the total selling price before we deliver the purchased vehicles to them.

We intend to further expand our sourcing network through marketing efforts by our sales team, such as targeted promotions via social media platforms and in-person meetings. We plan to leverage our existing sourcing network to market and promote our UOTTA-powered EVs and battery-swapping stations.

The following table sets forth the gross merchandise volume (“GMV”) and car units sourced and delivered to our customers by customer type for the six months ended June 30, 2023 and the fiscal years ended December 31, 2022 and 2021. We have experienced significant decline in the number of cars we sourced, as well as the number of vehicle sourcing customers, since we gradually shifted our focus from the vehicle sourcing business to the development of our EV business in 2020. For the six months ended June 30, 2023, sales were primarily driven by mid-to-high-end cars, which had relatively limited supply channel and more room for premium pricing, resulting in an increase in the GMV despite a large decrease in the car units sourced and delivered to the customers.

	For the six months ended June 30		For the year ended December 31
	2023		2022		2021
	GMV	Units	GMV	Units	GMV	Units
	(RMB)		(RMB)		(RMB)
SME dealer customers	1,434,596	22	1,121,947	409	714,894	1,148
Individual customers	0	0	52,009	2	547,523	104
Total	1,434,596	22	1,173,956	411	1,262,417	1,252

While we customarily source whole vehicles completed with vehicle bodies and batteries, some of our vehicle sourcing customers demanded to only purchase certain EV’s vehicle bodies without their batteries. The automobile wholesaler, Wuhan Dongjun Automobile Sales Service Co., Ltd., which sells this EV, however, only sells the whole EV, including both the body and battery. In order to address the needs of our vehicle sourcing customers, on May 17, 2022, we entered into a purchase agreement with Wuhan Dongjun Automobile Sales Service Co., Ltd., to purchase a certain number of the whole EVs, but delivered and charged for only the vehicle bodies (without the batteries) to our vehicle sourcing customers. Subsequently, on June 27, 2022, we entered into a sales agreement with Quanzhou Shengyue New Energy Technology Co., Ltd., to sell the batteries separately. The revenue from the sales of these batteries was RMB3.3 million, and accounted for 42.8% of our total revenues for the year ended December 31, 2022. We did not generate any revenue from sale of batteries for the six months ended June 30, 2023.

Vehicle Sourcing Customers

We provide sourcing services to SME dealers and individual customers primarily located in lower-tier cities in the PRC. Our relationships with our customers are mainly established through prior business dealings and referrals of our existing customers. For the six months ended June 30, 2023, we had two SME customers and no individual customers. One customer accounted for 92.21% and the other customer accounted for 7.79% of our total sourcing revenues for the six months ended June 30, 2023. For fiscal year 2022, we had 12 customers, among which, 10 were SME dealers and 2 were individual customers. Four customers accounted for more than 10% of our total sourcing revenues in the fiscal year 2022. For fiscal year 2021, we had 165 customers, among which, 61 were SME dealers and 104 were individual customers. For fiscal year 2020, we had 22 customers, among which, 3 were SME dealers and 19 were individual customers. One customer accounted for more than 10% of our total sourcing revenues for each of fiscal years 2021 and 2020.

Vehicle Sourcing Suppliers

We typically source cars from vehicle wholesalers; occasionally we also source cars directly from auto manufacturers. For the six months ended June 30, 2023 and the fiscal years ended December 31, 2022, 2021, and 2020, we sourced cars from 2, 10, 102 and 11 suppliers, respectively. Two suppliers accounted for more than 10% of our total sourcing amount for the six months ended June 30, 2023 and the fiscal years ended December 31, 2022, 2021, and 2020.

We do not enter into long-term supplier agreements with our sourcing suppliers. The relationships with our suppliers are established through our history of long-term cooperation. The members of our core management team have years of experience in the automotive industry and have established extensive and in-depth contacts with our suppliers.

Our EV Business

UOTTA-powered EVs

We are dedicated to the research and development, and promotion and sales of our UOTTA-powered EVs. As of the date of this prospectus, we have entered into cooperating agreements to jointly develop UOTTA-powered EVs with two major automobile manufactures by adapting selected EV models with our UOTTA technology. Depending on the manufacturer, the terms of these agreements are either three or five years. Each UOTTA-powered EV model is designed to meet all safety and technical requirements specified by the safety and operational standards mandated by the Ministry of Industry and Information Technology of the PRC (“MIIT”). Prior to sale to the public, each UOTTA-powered EV model must have been certified by authorities designated by the Accreditation Administration Committee as qualified products and granted certification marks, as well as pass inspections conducted by a state-recognized testing institution, and obtain approvals from the MITT. As of the date of this prospectus, HUBEI TRI-RING Motor Co., Ltd. has received approvals from the MITT on two UOTTA-powered electric truck models adapted with our UOTTA technology.

Salient terms of the agreements with our cooperating automobile manufacturers in relation to the development, manufacturing and sales of the UOTTA-powered EVs are as follows:

●	The automobile manufacturer will select, from its existing product pipeline, car model(s) that are suitable to be transformed into UOTTA-powered EV(s). The automobile manufacturer shall also manufacture, promote and distribute the UOTTA-powered EVs.

●	We will provide battery-swapping technology solutions that transform the selected EV model into a UOTTA-powered EV that allows battery-swapping at our UOTTA battery-swapping stations. We shall also promote and distribute the UOTTA-powered EVs.

●	We will develop, manufacture, and construct compatible battery-swapping stations for the jointly-developed UOTTA-powered EVs, and provide customer services for users of the UOTTA battery-swapping services at the stations.

●	In some cases, we will provide financing plans and solutions to support the joint development, promotion, and sales of the UOTTA-powered EVs and battery-swapping stations.

●	We will assist the manufacturer in obtaining MIIT approvals for UOTTA-powered EV models.

UOTTA Battery-Swapping Stations

Drivers of UOTTA-powered EVs can replace depleted batteries for ones that are fully charged at compatible UOTTA battery-swapping stations. Currently, due to the yet to be resolved issue of battery standardization, UOTTA battery-swapping stations can only service certain compatible EV models. The Titan model of UOTTA battery-swapping station is designed to service electric heavy trucks, while the Chipbox model is designed to service electric light trucks, logistics vehicles, ride-hailing passenger cars and taxis. For further details, see “Item 3. Key Information — D. Risk Factors —Risk Factors — Risks Relating to the Development and Sales of UOTTA-powered EVs and Battery-Swapping Stations — We may encounter difficulty promoting and marketing UOTTA-powered EVs and battery-swapping stations because of the lack of unified industry standards on EV batteries” in the 2022 Annual Report.

The typical size of a Titan station is approximately 6 to 8 parking spaces, or 60 square meters. The typical size of a Chipbox station is approximately 8-10 parking spaces, or 90 square meters. UOTTA battery-swapping stations are capable of automated operations. Once a vehicle is parked in the station and the driver activates the swap function, battery-swapping will take place automatically. Our UOTTA battery-swapping stations are jointly-developed with our cooperating battery-swapping station manufacturers using advanced modular replacement technology, capable of battery-swapping services of compatible EVs within a few minutes.

The base prices of the Titan model range from RMB2,500,000 to 3,500,000 per unit, and the base price of the Chipbox model ranges from RMB2,200,000 to 3,000,000 per unit. The prices include assembling and installing of the stations, but exclude the construction or infrastructure costs of the physical battery-swapping station. The expected useful-life of the stations is approximately 10 to 15 years. To purchase a UOTTA battery-swapping station, a customer is required to make a non-refundable deposit in the amount of approximately 40% of the full price. The prospective buyers/operators of our battery-swapping stations are the existing oil/gas station owners/operators and transportation business owners such as ride-hailing service providers and logistics companies. In an effort to promote the adoption of our battery-swapping stations, we have generally adopted the following forms of agreement:

●	Battery-swapping station operation agreement (“Station Operation Agreement”). Pursuant to the Station Operation Agreement, the prospective station owners shall purchase one or more battery-swapping stations and install the stations at premises owned or leased by them. For those prospective station owners who operate stations by themselves, we will provide training and supervision on the operation of the stations for a period of not more than two months; for those who choose to entrust us to operate their stations, we will operate the stations for a pre-determined monthly fee for a term of 5 years.

●	Battery-swapping station operation agreement (“Station Cooperation Agreement”). Pursuant to the Station Cooperation Agreements, we shall invest in, build and operate a pre-determined number of battery-swapping stations at locations as selected and prepared by our customers for a pre-determined length of time, generally for 8 years. The customer may elect to purchase the battery-swapping stations at pre-determined prices during this period. In the event that the customer does not exercise its right to purchase the battery-swapping stations, we will continue to own and operate the battery swapping stations, and shall lease the premises of the battery-swapping stations from the customer at pre-determined rates after 180 days of operation.

●	Battery-swapping station sales agreement (“Station Sales Agreement”). Pursuant to the Station Sales Agreement, we are responsible for supply and delivery of battery-swapping stations to the prospective buyers, who will be responsible for the construction and operation of the battery-swapping stations.

In fiscal year 2021, we sold three stations to three customers pursuant to Station Operation Agreements and our customers are in the process of selecting and finalizing the locations for the construction and installation of these stations. In fiscal year 2022, we sold and delivered two stations to two customers pursuant to the Station Sales Agreements.

On June 22, 2021, we entered into a Station Cooperation Agreement with one customer, Quanzhou Xinao, to invest in, build and operate four battery-swapping stations in Quanzhou City, Fujian Province. In January 2022, we completed the construction of one station and started operating the station. After 180 days of operation, Quanzhou Xinao chose not to purchase the station from us, and subsequently we entered into a lease agreement with Quanzhou Xinao to lease the premises of the battery-swapping station for a period of eight years, from July 16, 2022 to July 15, 2030, during which time we will continue to own and operate this station unless Quanzhou Xinao exercises its right to purchase the station from us. We completed the construction of a second station pursuant to our agreement with Quanzhou Xinao in December 2022. On January 15, 2023, we entered into a lease agreement with Quanzhou Xinao for a period of eight years, from January 16, 2023 to January 15, 2031, for the premises of the second swapping station. We commenced the operation of the station in February 2023.

UOTTA Data Management Platform

As part of a comprehensive battery power solution, our self-developed UOTTA data management platform collects and synchronizes real-time information, including battery power voltage and remaining cruising range of the UOTTA-powered EVs, uploaded by their respective VCUs, as well as information on the availability and locations of compatible UOTTA battery-swapping stations. The UOTTA data management platform then provides information to assist a driver in locating the nearest compatible UOTTA battery-swapping station(s) available when the EV’s battery is determined to be lower than a certain level. As of the date of this prospectus, we have substantially completed the development of the main functionalities of the data management platform, and are in the process of developing ancillary programs and applications that assist with the day-to-day operations of the UOTTA battery-swapping stations and user management.

Research and Development (R&D)

Our engineering research and development headquarters is in Shanghai, where we have a team of 34 research and development personnel, as of the date of this prospectus. For the six months ended June 30, 2023 and the fiscal years ended December 31, 2022, 2021, and 2020, our R&D expenses accounted for 102.4%, 120.0%, 67.1%, and 7.6% of our revenues, respectively.

Vehicle Engineering. We have in-house vehicle engineering capabilities which cover all areas of vehicle engineering, starting from concept to completion. Our vehicle engineering group consists of three personnel. Our vehicle engineering team is located at our Shanghai headquarters, which location was selected due to its status as a global automotive hub, providing us with valuable exposure to a significant talent pool.

Battery-swapping Stations. We have in-house battery-swapping station design and engineering capabilities, which cover all areas of battery-swapping station design and engineering starting from layout design to operational platform design. Our battery-swapping station engineering group consists of 10 personnel.

Data management platform. We have in-house data management platform design and development capabilities, which cover all areas of online vehicle and user management system and power exchange service order management system. Our data management platform development group consists of 21 personnel.

Servicing and Warranty Terms

Servicing. We provide servicing in relation to the UOTTA-powered battery-swapping stations primarily through our in-house after-sales team, which provides training, repair and maintenance services. We plan to form a service management team, which will be responsible for supervising and management of our after-sales team. Our team will select the location of our service centers primary based on the following criteria: (i) UOTTA-powered EVs and battery-swapping stations density (ii) the number of authorized dealers or service providers of our cooperating auto manufacturers; (iii) labor and operational costs. We expect to establish UOTTA authorized service centers in 8 cities in 6 provinces by the end of 2024. Servicing in relation to the UOTTA-powered EVs will be primarily provided by our cooperating auto manufacturers through certain authorized dealers or service providers, which provide repair and maintenance services.

Limited Warranty Policy. For UOTTA battery-swapping stations, we provide a limited one-year warranty, subject to certain conditions. Warranties for parts and components are provided by our suppliers. In addition, after our one-year warranty expires, we will provide life-time maintenance service for UOTTA battery-swapping stations and only charge the owners costs for replacement parts and components. For UOTTA-powered EVs, our cooperation automobile manufactures will provide a limited warranty, subject to certain conditions and requirements of the relevant PRC laws and regulations.

Manufacturing, Supply Chain and Quality Control

We view the manufacturers and suppliers we work with as key partners through our vehicle and battery-swapping station development process. We aim to leverage our partners’ industry expertise to ensure that our products meet strict quality standards.

Manufacturing of Battery-swapping Stations

We entered into cooperation agreements with one battery-swapping station manufacturers for the joint development and manufacturing of UOTTA battery-swapping stations. The manufacturing process in our own factory is mainly assembly of parts and components procured from our cooperating battery-swapping station manufacturers.

Zibo Battery-swapping Station Factory (“Zibo Factory”). We completed the construction of our Zibo Factory in August 2021 and commenced production of UOTTA battery-swapping stations in January 2022. The Zibo Factory is located in Zibo City, Shandong Province, with approximately 15,430 square meters of production. The lease for the Zibo Factory is 5 years from April 2022. We also lease the equipment at the Zibo Factory. The full production capacity of the Zibo Factory ranges from 180 to 250 units per year.  In May 2023, we cancelled our plan to construct another factory in the Wuhu City, because our current production demand can be adequately served by our Zibo Factory.

Our Battery-swapping Station Suppliers

Our supply base is located in China, which we believe is beneficial, as it enables us to acquire supplies more quickly and reduces the risk of delays related to shipping and importing of parts and components required for the manufacturing of UOTTA battery-swapping stations. We expect that as our scale increases, such access to our supply base will enable us to take advantage of economies of scale with respect to pricing. We obtain components, parts, manufacturing equipment and other supplies and services from suppliers which we believe to be reputable and reliable. We follow our internal process to source suppliers, taking into account quality, cost and timing.

Our method for sourcing suppliers depends on the nature of the supplies needed. For general parts which are widely available, we seek proposals from multiple suppliers and choose those mainly based on quality and price competitiveness. For parts requiring special designs, we solicit design proposals and choose suppliers largely based on design-related factors. However, in certain cases we have limited choices, given our scale. In such circumstances, we typically partner with suppliers that we believe to be well-positioned to meet our needs.

We do not directly procure raw materials used in the manufacturing of our UOTTA battery-swapping stations; we only procure parts and components from our suppliers. We enter into purchase agreements with key suppliers. The agreements with our suppliers allow us to purchase parts and components on a per purchase order basis. The main parts and components include containers, charging cabinets, station control software and hardware. Furthermore, prices for the parts and components fluctuate, depending on various market conditions and price of the raw materials, such as steel, aluminum, copper, rubber, that are used by our suppliers to manufacture such parts and components. The prices for raw materials are subject to market forces largely beyond our control, including energy costs, market demand, economy trend, and freight costs. See “Item 3. Key Information — D. Risk Factors — Risk Factors — Risks Relating to the Development and Sales of UOTTA-powered EVs and Battery-Swapping Stations — We could experience cost increases or disruptions in supply of raw materials or other components used in the manufacturing of battery-swapping stations” in the 2022 Annual Report.

Quality Assurance.

We aim to deliver high-quality products and services to our customers in line with our core values and commitments. We believe that our quality assurance systems are the key to ensuring the delivery of high-quality products and services. We also seek to minimize waste and to maximize efficiency of our manufacturing process. We emphasize quality management across all business functions, including product development, manufacturing, supplier selection, procurement, servicing and logistics. Our quality management team consists of five members who are responsible for our overall quality strategy, quality systems and processes, and general quality management implementation.

Competition

We compete in both the vehicle sourcing and EV battery swapping markets in the PRC, and competition in both markets is intense and fast evolving. According to Frost & Sullivan, China’s current vehicle sales market is highly concentrated and consists of traditional car companies, internet technology companies, and new energy car companies. Battery-swapping operators can be categorized into EV manufacturers and independent battery-swapping operators. The EV manufacturers mainly serve their own battery-swapping electric vehicle models, while the independent battery-swapping operators offer services to various cooperated EV manufacturers. With the development of battery-swapping technology and the growing battery-swapping infrastructure and supportive government policies, it is expected that more market players will enter the battery-swapping market in the near future.

Intellectual Property

We have invested heavily in the areas of battery-swapping solution R&D and developed our proprietary UOTTA technology. As a result, our success depends, in part, on our ability to protect our technology and intellectual property. To accomplish this, we rely on a combination of patents, patent applications, trade secrets, including employee and third-party nondisclosure agreements, copyright laws, trademarks, and other contractual rights to establish and protect our proprietary rights in our intellectual property. As of the date of this prospectus, we had 31 issued patents and 7 pending patent applications, 14 registered trademarks and 6 pending trademark applications in China, and we also held or otherwise had the legal right to use 4 registered software copyrights and 4 registered artwork copyrights. Set forth below is a detailed description of our registered patents:

Country	Patent No.	Patent Name	Patent Publication Date	Patent Type	Patent Validity Period	Patent Status
PRC	CN202122540404.8	Floating Lock Nut Device for Electric Vehicle Swappable Battery Pack	2022-04-12	Utility Model Patent	10 years	Registered
PRC	CN202121845193.2	Battery Pack Self-Locking Device for Electric Vehicles	2022-04-12	Utility Model Patent	10 years	Registered
PRC	CN202121781707.2	Rooting Device for Electric Vehicle Battery Pack	2022-01-28	Utility Model Patent	10 years	Registered
PRC	CN202121731681.0	Electric Vehicle Battery Pack Capable of Voltage Switching	2022-01-28	Utility Model Patent	10 years	Registered
PRC	CN202121147208.8	A New Energy Heavy Truck Battery-Swapping Unit	2022-01-18	Utility Model Patent	10 years	Registered
PRC	CN201921036843.1	A Temporary Storefront with Diverse Application Scenarios	2020-06-09	Utility Model Patent	10 years	Registered
PRC	CN202121688515.7	Locking and Unlocking Device of Swappable Battery Pack for Electric Vehicles	2022-01-11	Utility Model Patent	10 years	Registered
PRC	CN202121686004.1	Swappable Battery Pack Locking Device	2022-01-28	Utility Model Patent	10 years	Registered
PRC	CN202121686020.0	Battery Pack Locking Device for Electric Vehicles	2022-01-11	Utility Model Patent	10 years	Registered
PRC	CN202121096648.5	An Unmanned Vehicle Battery-Swapping Unit	2022-08-30	Utility Model Patent	10 years	Registered
PRC	CN202220774766.5	Battery Pack Swapping Connector	2022-07-26	Utility Model Patent	10 years	Registered
PRC	CN202220697269.X	Double Spring-Limited Battery Pack Locking Mechanism for Electric Vehicles	2022-07-26	Utility Model Patent	10 years	Registered
PRC	CN202220591673.9	Battery Pack Rooting Mechanism with Fault Tolerance	2022-07-26	Utility Model Patent	10 years	Registered
PRC	CN202121147209.2	A Spreader for Battery-Swapping of New Energy Vehicles	2022-01-18	Utility Model Patent	10 years	Registered
PRC	CN202320055606.X	Battery Box Compartment Rack Assembly for Charging Stations	2023-04-25	Utility Model Patent	10 years	Registered
PRC	CN202320136496.X	Battery Box Locking Device for Electric Vehicles	2023-06-13	Utility Model Patent	10 years	Registered
PRC	CN202110907285.7	Flexible Battery Enclosure for Electric Vehicles	2022-09-30	Invention Patent	20 years	Registered
PRC	CN202111349980.2	System for Information Exchange and Battery Swapping between Vehicles and Swap Stations	2023-06-20	Invention Patent	20 years	Registered
PRC	CN202222076850.2	An Unmanned Electric Vehicle Swapping Drone	2022-11-15	Utility Model Patent	10 years	Registered
PRC	CN202222101377.9	An Accurately Positioned Heavy-Duty Electric Vehicle Swapping Station Lifting Device	2023-04-07	Utility Model Patent	10 years	Registered
PRC	CN202222130650.0	A Vehicle-Mounted Battery Pack Base Suitable for Heavy-Duty Trucks	2022-12-13	Utility Model Patent	10 years	Registered
PRC	CN202222227148.1	A New Energy Vehicle Battery Swapping System Powered by Clean Energy Sources	2023-03-24	Utility Model Patent	10 years	Registered
PRC	CN202222519831.2	A Rotatable Heavy-Duty Vehicle Battery Swapping Station Hoist	2023-01-17	Utility Model Patent	10 years	Registered
PRC	CN202222650534.1	An Electric Vehicle Battery Swapping Lock	2023-01-31	Utility Model Patent	10 years	Registered
PRC	CN202223083482.0	Suspension-Type Battery Box Mounting Mechanism	2023-04-18	Utility Model Patent	10 years	Registered
PRC	CN202223131182.5	Quick-Release DC Output Charging Device	2023-03-28	Utility Model Patent	10 years	Registered

Country	Patent No.	Patent Name	Patent Publication Date	Patent Type	Patent Validity Period	Patent Status
PRC	CN202223315209.6	An Exchangeable Battery Pack Exchange Structure	2023-05-09	Utility Model Patent	10 years	Registered
PRC	CN202230617507.7	Quick-Change Battery Pack	2023-01-10	Design Patent	15 years	Registered
PRC	CN202320057020.7	Battery Box Transport Device for Swapping Stations	2023-05-26	Utility Model Patent	10 years	Registered
PRC	CN202320125070.4	Battery Pack Maintenance and Storage Cabinet	2023-06-23	Utility Model Patent	10 years	Registered
PRC	CN202222163173.8	A Mobile Device for Heavy-Duty Battery Swapping Stations	2022-11-22	Utility Model Patent	10 years	Registered

Employees

We had 105, 141, and 46 full-time employees for the fiscal years ended December 31, 2022, 2021 and 2020, respectively. The following table sets forth the numbers of our employees categorized by function as of September 30, 2023.

Function	As of September, 30 2023
Executives	4
Research and Development	34
Sales and marketing	21
Operation and Administrative	46
Manufacturing	22
Total number of employees	127

We enter into employment contracts with our full-time employees. As required by regulations in China, our Chinese subsidiaries participate in various employee social security plans that are organized by municipal and provincial governments for our PRC-based full-time employees, including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing insurance. Our PRC subsidiaries are required under PRC law to make contributions from time to time to employee benefit plans for full-time employees at specified percentages of the salaries, bonuses and certain allowances of such employees, up to a maximum amount specified by the local governments in China. For more details, please see “Item 4. Information On The Company — Regulations — Regulation Related to Employment, Social Insurance and Housing Fund.”

Our employees are not covered by any collective bargaining agreements. We believe that we maintain a good working relationship with our employees, and we have not experienced any significant labor disputes.

Facilities

As of the date of this prospectus, we lease all of our facilities. The following table sets forth the location, approximate size, primary use and lease term of our major leased facilities:

Location	Approximate Gross Floor Area in Square Meters	Primary Use	Lease or Own	Lease Expiration Date
Anhui, China	1,292	Global headquarters	Lease	12/31/2023
Shanghai, China	752	Office	Lease	11/15/2023
Liaoning, China	500	Office	Lease	11/17/2023
Anhui, China	15,300	Factory	Lease	7/31/2024
Henan, China	385	Office	Lease	3/31/2024
Zibo, China	3,284	Office	Lease	10/31/2023
Zibo, China	15,430	Factory	Lease	3/31/2027
Fujian, China	180	Battery Swapping Station	Lease	7/15/2030
Fujian, China	150	Battery Swapping Station	Lease	1/15/2031

In December 2021, Youpin SD., Youxu New Energy Technology (Zibo) Co., Ltd. (a wholly owned subsidiary of Youpin SD.), Mr. Jia Li, and Shandong Qiying Industrial Investment Development Co., Ltd. (“Shandong Qiying”) entered into a Capital Increase Agreement. Pursuant to the Capital Increase Agreement, in exchange for the total rental fees in the amount of RMB15,670,840, for both the factory and equipment of the Zibo Factory, Shandong Qiying shall receive 15% of the equity shares of Youxu New Energy Technology (Zibo) Co., Ltd. Furthermore, Youxu New Energy Technology (Zibo) Co., Ltd. and Shandong Qiying entered into a lease agreement on December 28, 2021, pursuant to the Capital Increase Agreement.

Insurance

We maintain certain types of insurance to safeguard against risks and unexpected events. For example, we provide social security insurance, including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for employees. We also maintain employer liability insurance. We are not required to maintain business interruption insurance or product liability insurance in China under PRC laws and do not maintain key person insurance, insurance policies covering damages to network infrastructures or information technology systems, nor any insurance policies for properties. For the six months ended June 30, 2023 and the fiscal years ended December 31, 2022, 2021, and 2020, we did not file any material insurance claims in relation to our businesses.

Seasonality

The automobile industry in China is subject to seasonal variations in revenues. Demand for automobiles is generally higher before or during certain major Chinese holidays, such as the Lunar New Year in January/February, the Labor Day holidays in May and the National Day holidays in October. Accordingly, we expect our revenues and operating results generally to be higher in these periods than in other months of the year.

Legal Proceedings

From time to time, we may be involved in legal proceedings in the ordinary course of our business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial costs and diversion of our resources, including our management’s time and attention.

Youpin was a party to a lawsuit commenced by Anhui Juhu Menchuang Technologies Company Limited (“Anhui Juhu”), in which Youpin was requested to pay the rent for an office of RMB2.0 million and a penalty for breach of contract of RMB0.9 million, resulting from Youpin’s early termination of the lease contract. Youpin lost the first trial on April 20, 2023. On October 30, 2023, the appellate court upheld the decision of the first trial. As of the date of this prospectus, Youpin has not paid the rent and penalty.

AHYS was sued by Ningbo Meishan Bonded Port Zone Chenhui Investment Partnership Enterprise (Limited Partnership) (“Chenhui”) in relation to an equity transfer transaction between AHYS and Chenhui. On May 30, 2023, AHYS and Chenhui entered into a settlement agreement, pursuant to which AHYS agreed to pay the attorney fee, equity transfer fee and arbitration fee with a total of RMB1.3 million. As of the date of this prospectus, AHYS has paid RMB30,000.

ZJ Youguan was sued by WuYi Transportation Construction Investment Group Company Limited (“WuYi Transportation Construction”) for its failure to repay loan payables. ZJ Youguan lost the first trial on March 20, 2023. On June 13, 2023, ZJ Youguan and WuYi Transportation Construction entered into a settlement agreement, pursuant to which ZJ Youguan agreed to pay the remaining loan payables of RMB6.5 million by December 15, 2023.

Youpin SD sued one of its vehicle sourcing service providers, Inner Mongolia Zhonglutong Trading Co., Ltd., for its failure to deliver vehicles as scheduled to Youpin SD’s customer. Youpin SD won the case on September 8, 2022. On March 23, 2023, both parties entered into a settlement agreement, and Inner Mongolia Zhonglutong Trading Co., Ltd. agreed to return the deposit and pay liquidated damages with a total of RMB2.7 million. As of the date of this prospectus, Youpin SD has not received any payment from Inner Mongolia Zhonglutong Trading Co., Ltd.

Youpin was sued by Beijing Hengyuan Xinye Information Technology Co., Ltd. (“Hengyuan Xinye”) who is the creditor of Nanmu (Shanghai) Finance Leasing Co., Ltd., a business partner of Youpin, for providing joint and several liability guarantee for Nanmu (Shanghai) Financial Leasing Co., Ltd. On December 30, 2021, Youpin won the first trial. On July 31, 2023, the appellate court upheld the decision of the first trial.

Youpin initiated a lawsuit against Hainan Gaozhan New Energy Vehicle Co., Ltd (“Hainan Gaozhan”) and claimed that Hainan Gaozhan shall refund the exhibition deposit in the amount of RMB170,000 and related interest, and shall pay the liquidated damages in the amount of RMB20,000. The court accepted the case on September 11, 2023.

REGULATIONS

This section sets forth a summary of the principal laws and regulations relevant to our business and operations in the PRC and the U.S.

Regulations Related to Foreign Investment

The establishment, operation and management of companies in the PRC are mainly governed by the Company Law, which was issued by the Standing Committee of the National People’s Congress and was last amended in October 2018. The Company Law applies to both PRC domestic companies and foreign-invested companies. The investment activities in China of foreign investors are also governed by the Foreign Investment Law, which was approved by the National People’s Congress of China in March 2019 and took effect on January 1, 2020. Along with the Foreign Investment Law, the Implementing Rules of Foreign Investment Law promulgated by the State Council and the Interpretation of the Supreme People’s Court on Several Issues Concerning the Application of the Foreign Investment Law promulgated by the Supreme People’s Court became effective on January 1, 2020. Pursuant to the Foreign Investment Law, the term “foreign investments” refers to any direct or indirect investment activities conducted by any foreign investor in the PRC, including foreign individuals, enterprises or organizations; such investment includes any of the following circumstances: (i)foreign investors establishing foreign-invested enterprises in the PRC solely or jointly with other investors, (ii)foreign investors acquiring shares, equity interests, property portions or other similar rights and interests thereof within the PRC, (iii)foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv)other forms of investments as defined by laws, regulations, or as otherwise stipulated by the State Council.

Pursuant to the Foreign Investment Law, the State Council shall promulgate or approve a list of special administrative measures for access of foreign investments. We refer to this as the negative list. The Foreign Investment Law grants treatment to foreign investors and their investments at the market access stage which is no less favorable than that given to domestic investors and their investments, except for the investments of foreign investors in industries deemed to be either “restricted” or “prohibited” on the negative list. The Foreign Investment Law provides that foreign investors shall not invest in the “prohibited” industries on the negative list, and shall meet such requirements as stipulated under the Negative List for making investment in “restricted” industries on the negative list. Accordingly, the National Development and Reform Commission, or the NDRC, and the Ministry of Commerce promulgated the Special Entry Management Measures (Negative List) for the Access of Foreign Investment (2021 version), or the 2021 Negative List, which took effect on January 1, 2022, and the NDRC and the Ministry of Commerce promulgated the Encouraged Industry Catalogue for Foreign Investment (2022 version), or the 2022 Encouraged Industry Catalogue, which took effect on January 1, 2023. Industries not listed in the 2021 Negative List and 2022 Encouraged Industry Catalogue are generally open for foreign investments unless specifically restricted by other PRC laws.

The Foreign Investment Law and its implementing rules also provide several protective rules and principles for foreign investors and their investments in the PRC, including, among others, local governments shall abide by their commitments to the foreign investors; foreign-invested enterprises are allowed to issue stocks and corporate bonds; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner; expropriation or requisition of the investment of foreign investors is prohibited; mandatory technology transfer is prohibited; and the capital contributions, profits, capital gains, proceeds out of asset disposal, licensing fees of intellectual property rights, indemnity or compensation legally obtained, or proceeds received upon settlement by foreign investors within China, may be freely remitted inward and outward in RMB or a foreign currency. Also, foreign investors or the foreign investment enterprise will have legal liabilities imposed for failing to report investment information in accordance with the requirements. Furthermore, the Foreign Investment Law provides that foreign-invested enterprises established prior to the effectiveness of the Foreign Investment Law may maintain their legal form and structure of corporate governance within five years after January 1, 2020.

Regulation Related to Automobile Sales

Pursuant to the Administrative Measures on Automobile Sales promulgated by the Ministry of Commerce, which became effective on July 1, 2017, automobile suppliers and dealers are required to file with the relevant authorities through the national automobile circulation information system operated by the competent commerce department within 90 days after the receipt of a business license. Where there is any change to the information filed, automobile suppliers and dealers must update such information within 30 days after such change.

Favorable Government Policies Relating to New Energy Vehicles (“NEV”) in China

Government Subsidies for NEV Purchasers

On April 22, 2015, the Ministry of Finance, or the MOF, the Ministry of Science and Technology, or the MOST, the MIIT and the NDRC jointly issued the Circular on the Financial Support Policies on the Promotion and Application of New Energy Vehicles in 2016 – 2020, or the Financial Support Circular, which took effect on the same day. The Financial Support Circular provides that those who purchase NEVs specified in the Catalogue of Recommended New Energy Vehicle Models for Promotion and Application by the MIIT may obtain subsidies from the PRC national government. Pursuant to the Financial Support Circular, a purchaser may purchase a new energy vehicle from a seller by paying the original price minus the subsidy amount, and the seller may obtain the subsidy amount from the government after such new energy vehicle is sold to the purchaser.

On December 29, 2016, the MOF, the MOST, the MIIT and the NDRC jointly issued the Circular on Adjusting the Subsidy Policy for the Promotion and Application of New Energy Vehicles, or the Circular on Adjusting the Subsidy Policy, which took effect on January 1, 2017, to adjust the existing subsidy standards for purchasers of NEVs. The Circular on Adjusting the Subsidy Policy capped the local subsidies at 50% of the national subsidy amount, and further specified that national subsidies for purchasers purchasing certain NEVs (except for fuel cell vehicles) from 2019 to 2020 was reduced by 20% as compared to 2017 subsidy standards.

The Circular on Adjusting and Improving the Subsidy Policies for the Promotion the Application of New Energy Vehicles, which was jointly promulgated by the MOF, the MOST, the MIIT and the NDRC on February 12, 2018 and became effective on the same day further adjusted and improved the existing national subsidy standards for purchasers of NEVs.

Following the issuance of the foregoing circulars and other relevant regulations, a number of local governments, including, among others, Shanghai, Beijing, Guangzhou, Shenzhen, Chengdu, Nanjing, Hangzhou and Wuhan, have issued policies on local subsidies for purchasers of NEVs, and have adjusted the local subsidy standards annually according to the national subsidy standard. For example, on January 31, 2018, the Development and Reform Commission of Shanghai together with other six local authorities jointly issued the Implementation Rules on Encouraging the Purchase and Use of New Energy Vehicles in Shanghai, pursuant to which local governments may provide local subsidies equal to 50% of the national subsidy amount to the purchaser of qualified pure electric passenger vehicles.

According to the 2018 regulations, the pure electric vehicle subsidy amount is divided into “four gears” with a cruising range of 150 to 200 kilometers, 200 to 250 kilometers, 250 to 300 kilometers, 300 to 400 kilometers and above, except for vehicles under 150 kilometers. The subsidy amounts are respectively RMB 15,000, RMB 24,000, RMB 34,000, RMB 45,000 and RMB 50,000.

In 2019, the threshold for pure electric vehicles has been raised to 250 kilometers. Pure electric new energy vehicles with a cruising range between 250 and 400 kilometers can enjoy a subsidy of RMB 18,000; pure electric new energy vehicles with a cruising range of more than 400 kilometers can enjoy a subsidy of RMB 25,000. At the same time, the subsidy amount for plug-in hybrid models with a mileage of more than 50 kilometers in pure electric state has also been reduced from RMB 22,000 in 2018 to RMB 10,000.

On April 23, 2020, the Ministry of Finance, the Ministry of Industry and Information Technology, the Ministry of Science and Technology, and the Development and Reform Commission jointly issued the “Notice on Improving the Financial Subsidy Policy for the Promotion and Application of New Energy Vehicles,” extending the implementation period of the financial subsidy policy for the promotion and application of new energy vehicles to the end of 2022. In principle, the subsidy standard for 2020 – 2022 was reduced by 10%, 20%, and 30% on the basis of the previous year and the threshold for pure electric vehicles has been raised to 300 kilometers. For example, in 2020, pure electric new energy vehicles with a cruising range between 300 and 400 kilometers can enjoy a subsidy of RMB 16,200; pure electric new energy vehicles with a cruising range of more than 400 kilometers can enjoy a subsidy of RMB 22,500. At the same time, the subsidy amount for plug-in hybrid models with a mileage of more than 50 kilometers in pure electric state can enjoy a subsidy of RMB 8,500. In addition, the annual subsidy limit is about 2 million vehicles.

On July 15, 2020, the MIIT, the Ministry of Agriculture and Rural Affairs, and the Ministry of Commerce jointly issued the Notice of the General Office of the Ministry of Industry and Information Technology of the General Office of the Ministry of Agriculture and Rural Affairs on the Development of New Energy Vehicles to the Countryside, which jointly promote the adoption of new energy vehicles in rural areas, guide rural residents to upgrade their travel modes, and assist in the construction of beautiful villages and rural revitalization strategies.

Exemption of Vehicle Purchase Tax

On December 26, 2017, the Ministry of Finance, the SAT, the MIIT, and the Ministry of Science and Technology jointly issued the Announcement on Exemption of Vehicle Purchase Tax for New Energy Vehicle, pursuant to which, from January 1, 2018 to December 31, 2020, the vehicle purchase tax applicable to ICE vehicles is not imposed on purchases of qualified NEVs listed in the Catalogue of New Energy Vehicle Models Exempt from Vehicle Purchase Tax issued by the MIIT, including NEVs listed before December 31, 2017.

On April 16, 2020, the Ministry of Finance, the SAT, and the MIIT jointly issued the Announcement on Exemption Policy of Vehicle Purchase Tax for New Energy Vehicle, which was effective on January 1, 2021, pursuant to which the exemption of vehicle purchase tax for the NEVs was extended to 2022.

On September 18, 2022,the Ministry of Finance, the SAT, and the MIIT jointly issued the Announcement on the Continuation of the Vehicle Purchase Tax Exemption Policy for New Energy Vehicles, which became effective on September 18, 2022, pursuant to which the exemption of vehicle purchase tax for the NEVs will be extended to December 31, 2023.

On June 19, 2023, the Ministry of Finance, the SAT, and the MIIT jointly issued the Announcement on the Continuation and Optimization of Vehicle Purchase Tax Relief Policies for New Energy Vehicle, which took effect on June 19, 2023, pursuant to which the exemption of vehicle purchase tax was extended and optimized.

Non-Imposition of Vehicle and Vessel Tax

Pursuant to the Preferential Vehicle and Vessel Tax Policies for Energy-Saving and New Energy Vehicles and Vessels jointly promulgated by the Ministry of Finance, the Ministry of Transport, the SAT, and the MIIT, on July 10, 2018, NEVs, including battery electric commercial vehicles, plug-in (including extended-range) hybrid electric vehicles, fuel cell commercial vehicles are exempt from vehicle and vessel tax, whereas BEVs and fuel cell passenger vehicles are not subject to vehicle and vessel tax. The qualified vehicles are listed in the Catalogue of New Energy Vehicle Models Exempt from Vehicle and Vessel Tax issued by the MIIT and SAT from time to time.

NEV License Plates

In recent years, in order to control the number of motor vehicles on the road, certain local governments in China, such as Shanghai, Tianjin, Shenzhen, Guangzhou, and Hangzhou, have issued restrictions on the issuance of vehicle license plates. These restrictions generally do not apply to the issuance of license plates for NEVs (including EREVs, or extended-range electric passenger vehicles), which makes it easier for NEV purchasers to obtain license plates. For example, in Shanghai, local authorities will issue new license plates to qualified NEV purchasers pursuant to the Implementation Measures on Encouraging Purchase and Use of New Energy Vehicles in Shanghai, without requiring such qualified purchasers to go through certain license-plate bidding processes and to pay license-plate purchase fees as compared with ICE vehicle purchasers. However, in Beijing, EREVs are treated as ICE vehicles for the purposes of obtaining license plates under the Administration Rules on Encouraging Implementation of New Energy Vehicles in Beijing. Potential EREV purchasers in Beijing must participate in a lottery for a purchase permit, instead of applying for the NEV license plates based on the quota determined by the local authorities in Beijing.

Policies Relating to Incentives for Electric Vehicle Charging Infrastructure

Pursuant to the Guiding Opinions of the General Office of the State Council on Accelerating the Promotion and Application of the New Energy Vehicles which took effect on July 14, 2014, the Guiding Opinions of the General Office of the State Council on Accelerating the Construction of Charging Infrastructure of the Electric Vehicle which took effect on September 29, 2015 and the Guidance on the Development of Electric Vehicle Charging Infrastructure (2015 – 2020) which took effect on October 9, 2015, the PRC government encourages the construction and development of charging infrastructure for electric vehicles, such as charging stations and battery swap stations, and requires relevant local authorities to adopt simplified construction approval procedures and expedite the approval process. In particular, only newly-built centralized charging and battery replacement power stations with independent land occupation are required to obtain the construction approvals and permits from the relevant authorities. Government guidance price should be implemented in managing the rate of the charging service fees before the year 2020.

On January 11, 2016, the Ministry of Finance, the Ministry of Science and Technology, the MIIT, the NDRC, and the National Energy Administration jointly promulgated the Circular on Incentive Policies on the Charging Infrastructures of New Energy Vehicles and Strengthening the Promotion and Application of New Energy Vehicles During the 13th Five-year Plan Period, which became effective on January 11, 2016.

On January 1, 2022, the Implementation Opinions on Further Improving the Service Support Capability of Electric Vehicle Charging Infrastructure (“Implementation Opinions”) was issued jointly by the NDRC, the National Energy Administration, the Ministry of Industry and Information Technology, the Ministry of Finance, the Ministry of Natural Resources, the Ministry of Housing and Urban-Rural Development, the Ministry of Transport, the Ministry of Agriculture and Rural Affairs, the Ministry of Emergency Management, and the State Administration for Market Regulation. The Implementation Opinions require that, by the end of 2025, China’s capacity of charging and supporting facilities for electric vehicles to be further improved to support more than 20 million electric vehicles, and encourage local governments to: (i) establish subsidy standards based on service quality to further incentivize the development of high-quality facilities; (ii) expand subsidies for developmental and demonstrative facilities such as high-power charging and vehicle-network interaction facilities, to promote industry transformation and upgrading. On October 20, 2020, the General Office of the State Council issued the Notice on Development Plan of New Energy Vehicles Industry (2021 – 2035). Pursuant to the notice, new energy vehicles industry in China has entered a new stage for accelerated development, in which the state plans to promote the construction of charging and swapping networks, encourage the application of power exchange mode, strengthen the research and development of new charging technologies, and improve charging convenience and product reliability.

Regulation Related to Compulsory Product Certification

According to the Administrative Regulations on Compulsory Product Certification as promulgated by the General Administration of Quality Supervision, Inspection and Quarantine, or the QSIQ, which was merged into the SAMR afterwards, on July 3, 2009 and became effective on September 1, 2009 and the List of the First Batch of Products Subject to Compulsory Product Certification as promulgated by the QSIQ in association with the State Certification and Accreditation Administration Committee, or the CAA on December 3, 2001, and became effective on the same day, QSIQ are responsible for the quality certification of automobiles. Automobiles and the relevant accessories must not be sold, exported or used in operating activities until they are certified by certification authorities designated by CAA as qualified products and granted certification marks.

Regulation Related to Manufacturing New Energy Passenger Vehicles

The MIIT is responsible for the national-wide administration of new energy vehicles and their manufacturers. On July 24, 2020, the MIIT revised and promulgated the Administrative Measures for the Entry of Manufacturers of New Energy Passenger Vehicles and the Products, which took effect on September 1, 2020, or Circular 39. Pursuant to Circular 39, the manufacturers shall apply to the MIIT for the entry approval to become a qualified manufacturer in China and shall further apply to the MIIT for the entry approval for new energy passenger vehicles before commencing the manufacturing and sale of such new energy passenger vehicles in China. In order to obtain the entry approvals from the MIIT, the manufacturers shall meet certain requirements, including, among others, (1) having obtained the approvals or completed the filings with the NDRC in relation to manufacturing of electric vehicles, (2) having capabilities in the design, development and manufacture of automotive products, ensuring product consistency, providing after-sales service and product safety assurance, and (3) the new energy vehicles shall meet the technical criteria specified in Circular 39 and other safety and technical requirements specified by the MIIT and pass the inspections conducted by the relevant state-recognized testing institutions.

MIIT publishes the approved new energy passenger vehicles and their respective manufacturers in the Announcement of the Vehicle Manufacturers and Products, or the Manufacturers and Products Announcement, from time to time. Any manufacturer who manufactures or sells new energy vehicles without obtaining the entry approvals or prior to MITT publishing the new energy vehicles in the Manufacturers and Products Announcement may be subject to penalties, including fines, forfeiture of illegally manufactured and sold vehicles and spare parts and revocation of its business licenses.

Regulations Related to Internet Information Security and Privacy Protection

Regulations on Internet Information Security

In November 2016, the Standing Committee of the National People’s Congress promulgated the PRC Cyber Security Law, which became effective on June 1, 2017. The Cyber Security Law requires that network operators, including internet information services providers, take technical measures and other necessary measures in accordance with applicable laws and regulations and the compulsory requirements of the national and industrial standards to safeguard the safe and stable operation of its networks. We are subject to such requirements as we are operating a website and mobile application and providing certain internet services mainly through our mobile application. The Cyber Security Law further requires internet information services providers to formulate contingency plans for network security incidents, report to the competent departments immediately upon the occurrence of any incident endangering cyber security, and take corresponding remedial measures.

Internet information services providers are also required to maintain the integrity, confidentiality, and availability of network data. The Cyber Security Law reaffirms the basic principles and requirements specified in other existing laws and regulations on personal data protection, such as the requirements on the collection, use, processing, storage, and disclosure of personal data, and internet information services providers being required to take technical and other necessary measures to ensure the security of the personal information they have collected and prevent the personal information from being divulged, damaged, or lost. Any violation of the Cyber Security Law may subject an internet information services provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, shutdown of websites, or criminal liabilities.

On June 10, 2021, the Data Security Law was promulgated by the SCNPC, which became effective on September1, 2021. The Data Security Law mainly sets forth specific provisions regarding establishing basic systems for data security management, including hierarchical data classification management system, risk assessment system, monitoring and early warning system, and emergency disposal system. In addition, it clarifies the data security protection obligations of organizations and individuals carrying out data activities and implementing Data security protection responsibility.

On August 16, 2021, the NDRC, the MIIT, the Ministry of Public Security and the Ministry of Transport jointly promulgated the Several Provisions on Automotive Data Security Management (for Trial Implementation), or the Automobile Data Security Provisions, to regulate the processing of automobile data, which became effective on October 1, 2021. Pursuant to the Automobile Data Security Provisions, for the important data that processed during the use, operation or maintenance of automobile, such as personal information of more than 100,000 people, or the Important Data, the automotive data processor of such Important Data needs to submit a risk assessment report to the competent cyberspace administration regarding the important data processing activities to be carried out by it, and to annually report and submit the safety management status of the important data. The Automobile Data Security Provisions also dictated that when Important Data need to be provided to overseas parties due to business needs, a security assessment organized by the CAC in concert with the relevant departments of the State Council is required, and an automotive data processor shall not provide overseas parties with any Important Data for any reason beyond the purpose, scope and method, as well as the type and scale of the data, etc. specified for risk assessment of cross-border transfer of data. If we are deemed as automotive data processor, we may need to comply with the regulatory requirements for automobile data processors and in terms of important data.

On November 14, 2021, the CAC published the Regulations on Network Data Security Management (Draft for Comments) (the “Draft Regulations on Cyber Data Security Management”), which specified that data processor who processes personal information of more than one million people, shall apply for cybersecurity review. In addition, the Draft Regulations on Cyber Data Security Management also regulate other specific requirements in respect of the data processing activities conducted by data processors through the internet in view of personal data protection, important data safety, cross-broader data safety management and obligations of network platform operators. For example, in one of the following situations, data processors shall delete or anonymize personal information within 15 business days: (i) the purpose of processing personal information has been achieved or the purpose of processing is no longer needed; (ii) the storage term agreed with the users or specified in the personal information processing rules has expired; (iii) the service has been terminated or the account has been cancelled by the individual; or (iv) unnecessary personal information or personal information unavoidably collected due to the use of automatic data collection technology but without the consent of the individual. For the processing of important data, specific requirements shall be complied with. For example, processors of important data shall specify the responsible person of data safety, establish a data safety management department and make filing to the cyberspace administration at the districted city level within 15 business days after the identification of their important data.

Data processors dealing with important data or listing overseas (including Hong Kong) should carry out an annual data security assessment by themselves or by entrusting data security service agencies, and each year before January 31, data security assessment report for the previous year shall be submitted to the districted city level cyberspace administration department. When data collected and generated within the PRC are provided to the data processors overseas, if such data includes important data, or if the relevant data processor is a critical information infrastructure operator or processes personal information of more than one million people, the data processor shall go through the security assessment of cross-border data transfer organized by the national Cyberspace Administration. As of the Latest Practicable Date, the Regulations on Network Data Security Management (Draft for Comments) has not been formally adopted.

On December 28, 2021, the CAC and other twelve PRC regulatory authorities jointly revised and promulgated the Measures for Cybersecurity Review, or the Cybersecurity Review Measures, which came into effect on February 15, 2022, and the Measures for Cybersecurity Review, which took effect on June 1, 2020, was abolished at the same time. The Cybersecurity Review Measures provides that, among others, (i) the purchase of cyber products and services by critical information infrastructure operators (the “CIIOs”) and the network platform operators (the “Network Platform Operators”) which engage in data processing activities that affects or may affect national security shall be subject to the cybersecurity review by the Cybersecurity Review Office, the department which is responsible for the implementation of cybersecurity review under the CAC; and (ii) the Network Platform Operators with personal information data of more than one million users that seek for listing in a foreign country are obliged to apply for a cybersecurity review by the Cybersecurity Review Office.

On December 8, 2022, the MIIT published the Notice on Promulgation of the Administrative Measures on Data Security in the Field of Industry and Information Technology (for Trial Implementation), which came into effect on January 1, 2023. The Notice sets forth provisions regarding data handling activities in the field of industry and information technology and the safety supervision.

Regulations on Privacy Protection

On May 28, 2020, the National People’s Congress of the PRC approved the Civil Code of the PRC (the “Civil Code”), which has come into effect on January 1, 2021. Pursuant to the Civil Code, the personal information of a natural person shall be protected by the law. Any organization or individual that need to obtain personal information of others shall obtain such information legally and ensure the security of such information, and shall not illegally collect, use, process or transmit personal information of others, or illegally purchase, sell, provide or make public personal information of others.

In addition to the Civil Code, the PRC government authorities have enacted other laws and regulations with respect to Internet information security and protection of personal information from any abuse or unauthorized disclosure, which includes the Decision of the SCNPC on Maintaining Internet Security promulgated by the SCNPC on December 28, 2000 and amended on August 27, 2009, the Provisions on the Technical Measures for Internet Security Protection promulgated by the Ministry of Public Security on December 13, 2005 and becoming effective on March 1, 2006, and the Decision of the SCNPC on Strengthening Network Information Protection promulgated by the SCNPC on December 28, 2012.

On February 4, 2015, the CAC promulgated the Provisions on the Administrative of Account Names of Internet Users, which became effective as of March 1, 2015, setting forth the authentication requirement for the real identity of internet users by requiring users to provide their real names during the registration process. In addition, these provisions specify that internet information service providers are required by these provisions to accept public supervision, and promptly remove illegal and malicious information in account names, photos, self-introductions and other registration-related information reported by the public in a timely manner.

On August 20, 2021, the SCNPC promulgated the Law of Personal Information Protection of PRC, or the Personal Information Protection Law, which became effective on November 1, 2021. Pursuant to the Personal Information Protection Law, the processing of personal information includes the collection, storage, use, processing, transmission, provision, disclosure, deletion, etc. of personal information, and before processing personal information, personal information processors should truthfully, accurately and completely inform individuals of the following matters in a conspicuous manner and in clear and easy-to-understand language: (i) the name and contact information of the personal information processor; (ii) purpose of processing personal information, processing method, type of personal information processed, and retention period; (iii) methods and procedures for individuals to exercise their rights under this law; and (iv) other matters that should be notified as required by laws and administrative regulations. Personal information processors should also take the following measures to ensure that personal information processing activities comply with laws and administrative regulations based on the processing purpose, processing methods, types of personal information, impact on personal rights and interests, and possible security risks, etc., and to prevent unauthorized access and personal information leakage, tampering, and loss: (i) formulate internal management systems and operating procedures; (ii) implement classified management of personal information; (iii) adopt corresponding security technical measures such as encryption and de-identification; (iv) reasonably determine the operating authority for personal information processing, and regularly conduct safety education and training for practitioners; (v) formulate and organize the implementation of emergency plans for personal information security incidents; and (vi) other measures stipulated by laws and administrative regulations.

Where personal information is processed in violation of the provisions of the Personal Information Protection Law, or the processing of personal information fails to fulfil the personal information protection obligations hereunder, the department performing personal information protection duties shall order corrections, give warnings, confiscate illegal gains, and apply programs for illegal processing of personal information, order to suspend or terminate the provision of services; if the personal information processor refuses to make corrections, a fine of not more than RMB1 million shall be imposed; the directly responsible person in charge and other directly responsible personnel shall be fined not less than RMB10,000 but not more than RMB100,000. If the aforesaid illegal act and the circumstances are serious, the department performing personal information protection duties at or above the provincial level shall order the personal information processor to make corrections, confiscate the illegal gains, and impose a fine of less than 50 million RMB or less than 5% of the previous year’s turnover. It can also order the suspension of relevant business or suspend business for rectification, notify the relevant competent authority to revoke the relevant permits or the business license; impose a fine of RMB100,000 up to RMB1 million on the directly responsible person in charge and other directly responsible personnel, and may decide to prohibit he serves as a director, supervisor, senior manager and person in charge of personal information protection of related companies within a certain period of time.

Regulation Related to Intellectual Property

Patent

Patents in the PRC are principally protected under the PRC Patent Law, which was initially promulgated by the SCNPC in 1984 and was most recently amended in 2020. A patent is valid for twenty years in the case of an invention and ten years in the case of utility models and designs.

Copyright

Copyrights in the PRC, including software copyrights, is principally protected under the PRC Copyright Law, which took effect in 1991 and was most recently amended in 2020 and other related rules and regulations. Under the PRC Copyright Law, the term of protection for software copyrights is 50 years. The Regulation on the Protection of the Right to Communicate Works to the Public over Information Networks, as most recently amended on January 30, 2013, provides specific rules on fair use, statutory license, and a safe harbor for use of copyrights and copyright management technology and specifies the liabilities of various entities for violations, including copyright holders, libraries and Internet service providers.

Trademark

Registered trademarks are protected under the PRC Trademark Law, which was adopted by the SCNPC in 1982 and most recently amended in 2019, as well as the Implementation Regulations of the PRC Trademark Law adopted by the State Council in 2002 and most recently amended in 2014 and other related rules and regulations. The State Intellectual Property Office, formerly known as the Trademark Office of the State Administration for Industry and Commerce, handles trademark registrations and grants a protection term of ten years to registered trademarks and the term may be renewed for another ten-year period upon request by the trademark owner.

Domain Name

Domain names are protected under the Administrative Measures on Internet Domain Names promulgated by the MIIT on August 24, 2017, and effective since November 1, 2017. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and applicants become domain name holders upon successful registration.

Regulations Relating to Environmental Protection

Environmental Protection Law

The Environmental Protection Law of the PRC, or the Environmental Protection Law, was promulgated and effective on December 26, 1989, and most recently amended on April 24, 2014. This Environmental Protection Law has been formulated for the purpose of protecting and improving both the living environment and the ecological environment, preventing and controlling pollution, other public hazards and safeguarding people’s health.

According to the provisions of the Environmental Protection Law, in addition to other relevant laws and regulations of the PRC, the Ministry of Environmental Protection and its local counterparts take charge of administering and supervising said environmental protection matters. Pursuant to the Environmental Protection Law, the environmental impact statement on any construction project must assess the pollution that the project is likely to produce and its impact on the environment, and stipulate preventive and curative measures; the statement shall be submitted to the competent administrative department of environmental protection for approval. Installations for the prevention and control of pollution in construction projects must be designed, built and commissioned together with the principal part of the project.

Permission to commence production at or utilize any construction project shall not be granted until its installations for the prevention and control of pollution have been examined and confirmed to meet applicable standards by the appropriate administrative department of environmental protection that examined and approved the environmental impact statement. Installations for the prevention and control of pollution shall not be dismantled or left idle without authorization. Where it is absolutely necessary to dismantle any such installation or leave it idle, prior approval shall be obtained from the competent local administrative department of environmental protection.

The Environmental Protection Law makes it clear that the legal liabilities of any violation of said law include warning, fine, rectification within a time limit, compulsory cease operation, compulsory reinstallation of dismantled installations of the prevention and control of pollution or compulsory reinstallation of those left idle, compulsory shutout or closedown, or even criminal punishment.

As of the date of this prospectus, we are not aware of any warning, investigations, prosecutions, disputes, claims or other proceedings in respect of environmental protection, nor have we been punished or can foresee any punishment to be made by any government authorities of the PRC.

Regulations on Disposal of Hazardous Waste

Pursuant to the Law on the Prevention and Control of Environmental Pollution Caused by Solid Waste, which was promulgated by the SCNPC in 1995 and was latest amended on April 29, 2020, entities generating hazardous waste shall store, utilize and dispose hazardous waste according to the relevant requirements of the state and environmental protection standards, and shall not dump or pile up hazardous waste without authorization. Furthermore, it is forbidden to entrust hazardous waste to entities without a permit for disposal, or else the competent ecological and environmental authorities shall order it to make rectification, impose fines, confiscate illegal gains, and in serious circumstance, order it to suspend business or close down upon the approval of the government authorities.

Regulations on Urban Drainage and Sewage Treatment

According to the Regulation on Urban Drainage and Sewage Treatment, which was promulgated by the State Council in 2013, and the Measures for the Administration of Permits for Discharging Urban Sewage into the Drainage Pipeline, which was promulgated by the Ministry of Housing and Urban-Rural Development in 2015, enterprises, institutions and individually-owned businesses engaging in industry, construction, food and beverage, medical service and other activities which discharge sewage into urban drainage facilities shall apply to the competent urban drainage authorities for a permit for sewage discharge into the drainage pipe network, or the Drainage Permit. Discharging sewage into urban drainage facilities without obtaining a Drainage Permit shall be ordered by the relevant urban drainage authority to suspend illegal activities, take remedial measures within a time limit, re-apply the Drainage Permit, and may impose a fine of less than RMB500,000.

Regulations on Consumer Rights Protection

The Consumer Rights and Interests Protection Law, as promulgated on October 31, 1993, and most recently amended in 2013 by the Standing Committee of the National People’s Congress of China, or the SCNPC, imposes stringent requirements and obligations on business operators. Failure to comply with the consumer protection requirements could subject the business operators to administrative penalties including warning, confiscation of illegal income, imposition of fines, an order to cease business operations, revocation of business licenses, as well as potential civil or criminal liabilities.

Regulation Related to Foreign Exchange and Dividend Distribution

Regulation on Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, as most recently amended in 2008. Under PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China.

In 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, or Circular 59, which substantially amends and simplifies the previous foreign exchange procedure. Pursuant to Circular 59, the opening and deposit of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In 2013, SAFE promulgated the Notice on Promulgation of the Provisions on Foreign Exchange Control on Direct Investments in China by Foreign Investors and Supporting Documents, which specified that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks must process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. In February 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. Instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of SAFE, may directly review the applications, conduct the registration and perform statistical monitoring and reporting responsibilities.

In March 2015, SAFE promulgated the Circular of the SAFE on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise, or Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises nationwide. Circular 19 allows all foreign-invested enterprises established in the PRC to settle their foreign exchange capital on a discretionary basis according to the actual needs of their business operation, provides the procedures for foreign invested companies to use RMB converted from foreign currency-denominated capital for equity investments and removes certain other restrictions under previous rules and regulations. However, Circular 19 continues to prohibit foreign-invested enterprises from, among other things, using RMB funds converted from their foreign exchange capital for expenditure beyond their business scope and providing entrusted loans or repaying loans between non-financial enterprises. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective in June 2016, which reiterates some of the rules set forth in Circular 19. Circular 16 provides that discretionary foreign exchange settlement applies to foreign exchange capital, foreign debt offering proceeds and remitted foreign listing proceeds, and the corresponding RMB capital converted from foreign exchange may be used to extend loans to related parties or repay inter-company loans (including advances by third parties). However, there are substantial uncertainties with respect to Circular 16’s interpretation and implementation in practice.

In January 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profits from domestic entities to offshore entities, including (i) banks must check whether the transaction is genuine by reviewing board resolutions regarding profit distribution, original copies of tax filing records and audited financial statements and stamp with the outward remittance sum and date on the original copies of tax filing records, and (ii) domestic entities must retain income to account for previous years’ losses before remitting any profits. Moreover, pursuant to Circular 3, domestic entities must explain in detail the sources of capital and how the capital will be used, and provide board resolutions, contracts and other proof as a part of the registration procedure for outbound investment.

On October 23, 2019, SAFE issued Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-border Trade and Investment, or the Circular 28, which took effect on the same day. Circular 28 allows non-investment foreign-invested enterprises to use their capital funds to make equity investments in China, with genuine investment projects and in compliance with effective foreign investment restrictions and other applicable laws. However, as the Circular 28 was newly issued, there are still substantial uncertainties as to its interpretation and implementations in practice.

Regulation on Dividend Distribution

The principal regulations governing dividends distributions by companies include the PRC Company Law, the Foreign Invested Enterprise Law and its implementing rules. Under these laws and regulations, both domestic companies and foreign-invested companies in the PRC are required to set aside as general reserves at least 10% of their after-tax profit, until the cumulative amount of their reserves reaches 50% of their registered capital unless the laws and regulations regarding foreign investment provide otherwise. PRC companies are not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulation Related to Tax

Enterprise Income Tax

On March 16, 2007, the SCNPC promulgated the Enterprise Income Tax Law of the PRC which was amended on December 29, 2018, February 24, 2017 and on December 6, 2007, the State Council enacted the Regulations for the Implementation of the Enterprise Income Tax Law, or collectively, the EIT Law. The EIT Law came into effect on January 1, 2008 and was amended on April 23, 2019. Under the EIT Law, both resident enterprises and non-resident enterprises are subject to tax in the PRC. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within the PRC. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. Under the EIT Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishment or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, enterprise income tax is set at the rate of 10% with respect to their income sourced from inside the PRC.

Value-added Tax

The Provisional Regulations of the PRC on Value-added Tax were promulgated by the State Council on December 13, 1993, and came into effect on January 1, 1994, which were subsequently amended from time to time. The Detailed Rules for the Implementation of the Provisional Regulations of the PRC on Value-added Tax (Revised in 2011) was promulgated by the MOF on December 25, 1993, and subsequently amended on December 15, 2008 and October 28, 2011, or collectively, VAT Law. On November 19, 2017, the State Council promulgated the Decisions on Abolishing the Provisional Regulations of the PRC on Business Tax and Amending the Provisional Regulations of the PRC on Value-added Tax, or the Order 691. According to the VAT Law and the Order 691, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, sales of services, intangible assets, real property and the importation of goods within the territory of the PRC are the taxpayers of VAT. The VAT tax rates generally applicable are simplified as 13%, 9%,6% and 0%, and the VAT tax rate applicable to the small-scale taxpayers is 3%.

Dividends Withholding Tax

According to the EIT Law and the EITIR, dividends paid by foreign-invested companies to their foreign investors that are non-resident enterprises as defined under the law are subject to withholding tax at a rate of 10%, unless otherwise provided in the relevant tax agreements entered into with the central government of the PRC. Pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income promulgated on 21 August 2006, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such tax arrangement, the withholding tax rate on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% from 10% applicable under the EIT Law and the EITIR. However, based on the Notice of the State Administration of Taxation on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties promulgated by the SAT and effective on 20 February 2009, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. Furthermore, in October 2019, the SAT promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treaty Treatments (the “Circular 35”), which became effective on 1 January 2020 and superseded the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties promulgated in 2015. The Circular 35 abolished the record-filing procedure for justifying the tax treaty eligibility of taxpayers, and stipulates that non-resident taxpayers can enjoy tax treaty benefits via the “self-assessment of eligibility, claiming treaty benefits, retaining documents for inspection” mechanism.

Non-resident taxpayers can claim tax treaty benefits after self-assessment provided that relevant supporting documents shall be collected and retained for post-filing inspection by the tax authorities. Based on the Notice of the State Administration of Taxation on the Recognition of Beneficial Owners in Tax Treaties, which was promulgated by SAT on 3 February 2018 and came into effect on 1 April 2018, a comprehensive analysis will be used to determine beneficial ownership based on the actual situation of a specific case combined with certain principles, and if an applicant was obliged to pay more than 50% of its income to a third country (region) resident within 12 months of the receipt of the income, or the business activities undertaken by an applicant did not constitute substantive business activities including substantive manufacturing, distribution, management and other activities, the applicant was unlikely to be recognized as an beneficial owner to enjoy tax treaty benefits.

Enterprise Income Tax on Indirect Transfer of Non-Resident Enterprises

On 10 December 2009, the SAT issued the Notice on Strengthening the Administration of Enterprise Income Tax on Equity Transfers of Non-resident Enterprises (the “Circular 698”). By promulgating and implementing the Circular 698, the PRC tax authorities have enhanced their scrutiny over the indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise. The SAT further issued the Public Announcement on Several Issues Concerning Enterprise Income Tax for Indirect Transfer of Assets by Non-Resident Enterprises (the “Circular 7”) on 3 February 2015, which replaces certain provisions in the Circular 698. The Circular 7 introduces a new tax regime that is significantly different from that under the Circular 698. The Circular 7 extends its tax jurisdiction to capture not only indirect transfer as set forth under the Circular 698 but also transactions involving transfer of immovable property in China and assets held under the establishment and place, in China of a foreign company through the offshore transfer of a foreign intermediate holding company. The Circular 7 also provides clearer criteria than the Circular 698 on how to assess reasonable commercial purposes and introduces safe harbor scenarios applicable to internal group restructurings. Where a non-resident enterprise indirectly transfers equity interests or other assets of a PRC resident enterprise by implementing arrangements that are not for reasonable commercial purposes to avoid its obligation to pay enterprise income tax, such an indirect transfer shall, in accordance with the EIT Law, be recognized by the competent PRC tax authorities as a direct transfer of equity interests or other assets of the PRC resident enterprise.

On 17 October 2017, the SAT promulgated the Announcement on Matters Concerning Withholding and Payment of Income Tax of Non-resident Enterprises from Source (the “SAT Circular 37”), which came into force and replace the Circular 698 and certain provisions in the Circular 7 on 1 December 2017 and was partly amended on 15 June 2018. The SAT Circular 37, among other things, simplifies the procedures of withholding and payment of income tax levied on non-resident enterprises. Pursuant to SAT Circular 37, where the party responsible for withholding such income tax did not, or was unable to, withhold the taxes that should have been withheld to the relevant tax authority, the party may be subject to penalties. Where the non-resident enterprise receiving such income failed to declare and pay taxes that should have been withheld to the relevant tax authority, the party may be ordered to rectify within a specific time limit.

Regulation Related to Employment, Social Insurance and Housing Fund

Pursuant to the PRC Labor Law, which was promulgated in 1994 and most recently amended in 2018, and the PRC Labor Contract Law, which was promulgated on June 29, 2007 and amended on December 28, 2012, employers must execute written labor contracts with full-time employees. All employers must comply with local minimum wage standards. Violations of the PRC Labor Contract Law and the PRC Labor Law may result in the imposition of fines and other administrative and criminal liability in the case of serious violations. In addition, according to the PRC Social Insurance Law implemented on July 1, 2011 and most recently amended on December 29, 2018 and the Regulations on the Administration of Housing Funds, which was promulgated by the State Council in 1999 and most recently amended in 2019, employers in China must provide employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, and medical insurance and housing funds.

Regulation Related to M&A Rules and Overseas Listing

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-owned Assets Supervision and Administration Commission of the State Council, the SAT, the SAIC, China Securities Regulatory Commission (the “CSRC”) and the SAFE, issued the Regulations on Merger with and Acquisition of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which took into effect on September 8, 2006 and was amended by the MOFCOM on June 22, 2009. The M&A Rules, among other things, require that if an overseas company established or controlled by PRC companies or individuals intends to acquire equity interests or assets of any other PRC domestic company affiliated with such PRC companies or individuals, such acquisition must be submitted to MOFCOM for approval. The M&A Rules also require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of CSRC prior to publicly listing their securities on an overseas stock exchange.

Since the FIL and its implementation regulations became effective on January 1, 2020, the provisions of the M&A Rules remain effective to the extent they are not inconsistent with the FIL and its implementation regulations. According to the Anti-Monopoly Law which took effect as at August 1, 2008, where the concentration of business operators reaches the filing thresholds stipulated by the State Council, business operators shall file a declaration with the SAMR, and no concentration shall be implemented until the SAMR clears the anti-monopoly filing. Pursuant to the Notice of the General Office of the State Council on the Establishment of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors and the Security Review Rules issued by the General Office of the State Council on February 3, 2011 and became effective on March 3, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns, and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns, are subject to strict review by the PRC government authorities. On August 25, 2011, the MOFCOM issued the Provisions of the Ministry of Commerce for the Implementation of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which provides that if a foreign investor’s merger or acquisition of a domestic enterprise falls within the scope of security review specified in the Notice of the General Office of the State Council on the Establishment of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, the foreign investor shall file an application with MOFCOM for security review. Whether a foreign investor’s merger or acquisition of a domestic enterprise falls within the scope of security review or not shall be determined based on the substance and actual influence of the merger or acquisition transaction. No foreign investor is allowed to substantially avoid the security review in any way, including but not limited to, holding shares on behalf of others, trust arrangements, multi-level reinvestment, leasing, loans, contractual control, or overseas transactions.

On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures, which came into effect on March 31, 2023. Pursuant to the Overseas Listing Trial Measures, domestic companies that seek to offer or list securities overseas, either in directly or indirectly means, should fulfill the filing requirement and submit relevant information to the CSRC within three working days after making initial applications with overseas stock markets for initial public offerings or listings, or after the completion of issuance of overseas listed securities by the overseas listed issuer. For the initial public offerings or listings applicants, the required filing materials with the CSRC include (without limitation): (i) record-filing reports and related undertakings, (ii) compliance certificates, filing, or approval documents from the primary regulators of the applicants’ businesses (if applicable), (iii) security assessment opinions issued by related departments (if applicable), (iv) PRC legal opinions, and (v) the prospectus; while for overseas listed issuers who issue overseas listed securities, the required filing materials with the CSRC include (without limitation): (i) record-filing reports and related undertakings and (ii) PRC legal opinions.

In addition, overseas offerings and listings may be prohibited for such China-based companies under any of the following circumstances (i) where such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (ii) where the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (iii) where the domestic company intending to make the securities offering and listing, or its controlling shareholders and the actual controller, have committed crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (iv) where the securities offering and listing is suspected of committing crimes or major violations of laws and regulations, and is under investigation according to law, and no conclusion has yet been made thereof; or (v) where there are material ownership disputes over equity held by the domestic company’s controlling shareholder or by other shareholders that are controlled by the controlling shareholder and/or actual controller. The Overseas Listing Trial Measures further stipulate that a fine between RMB1 million and RMB10 million may be imposed if an applicant fails to fulfill the filing requirements with the CSRC or conducts an overseas offering or listing in violation of the Overseas Listing Trial Measures.

According to the Notice on the Administrative Arrangements for the Filing of the Overseas Securities Offering and Listing by Domestic Companies from the CSRC, or the CSRC Notice, the domestic companies that have already been listed overseas before the effective date of the Overseas Listing Trial Measures (i.e. March 31, 2023) shall be deemed as existing issuers (the “Existing Issuers”). Existing Issuers are not required to complete the filing procedures immediately, and they shall be required to file with the CSRC for subsequent offerings within three business days from the completion of such subsequent offerings. Further, according to the CSRC Notice, domestic companies that have obtained approval from overseas regulatory authorities or securities exchanges (for example, the effectiveness of a registration statement for offering and listing in the U.S. has been obtained) for their overseas offerings and listings prior to March 31, 2023, but have not yet completed their overseas issuance and listing, are granted a six-month transition period from March 31, 2023 to September 30, 2023. Those who complete their overseas offering and listing within such six-month period are deemed as Existing Issuers and are not required to file with the CSRC for their overseas offering and listing. Within such six-month transition period, however, if such domestic companies fail to complete their overseas offering and listing, they shall complete the filing procedures with the CSRC.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Ordinary Shares offered in this offering for:

●	each of our directors and executive officers who beneficially own our Ordinary Shares;

●	our directors and executive officers as a group; and

●	each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 52,500,000 Ordinary Shares outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering includes Ordinary Shares outstanding immediately after the completion of this offering, after giving effect to the sale of all Units offered hereby (based on the offering price of $1.20 per Unit), assuming the number of Units offered by us, as set forth on the cover of this prospectus, remains the same.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After the Closing of This Offering Assuming Series A Warrants and Series B Warrants included in the Units not exercised
	Number	Percentage	Number	Percentage
Directors and Executive Officers*:
Jia Li(1)	37,854,400	72.10%	37,854,400	60.57%
Bingyi Zhao(2)	1,224,500	2.33%	1,224,500	1.96%
Xiaochun Li	0	0%	0	0%
Quanshi Chen	0	0%	0	0%
Bo Lyu	0	0%	0	0%
All directors and executive officers as a group:	39,078,900	74.43%	39,078,900	62.53%

5% Shareholders**:
U Trend Limited(1)	15,785,900	30.07%	15,785,900	25.26%
Upincar Limited(1)	14,943,500	28.46%	14,943,500	23.91%
U Create Limited(1)	7,125,000	13.57%	7,125,000	11.40%
Everpine Delta Fund L.P	5,542,000	10.56%	5,542,000	8.87%

*	Unless otherwise indicated, the business address of each of the individuals is 2F, Zuoan 88 A, Lujiazui, Shanghai, People’s Republic of China.

**	The principal office of each of the 5% beneficial owners, unless stated otherwise, are located at Intershore Chambers, Road Town, Tortola, British Virgin Islands; the address of Everpine Delta Fund L.P is c/o International Corporation Services Ltd., Harbour Place, 2nd floor, 103 South Church Street, P.O. Box 472, George Town, Grand Cayman KY1-1106, Cayman Islands.

(1)	Includes: 15,785,900 Ordinary Shares held by U Trend Limited, a British Virgin Islands company which is 100% owned by Jia Li; 14,943,500 Ordinary Shares held by Upincar Limited, a British Virgin Islands company which is 100% owned by Jia Li; and 7,125,000 Ordinary Shares held by U Create Limited, a British Virgin Islands company which is 100% owned by Jia Li.

(2)	Represents 1,224,500 Ordinary Shares held by U Battery Limited, a British Virgin Islands company which 100% is owned by Bingyi Zhao.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

History of Share Capital

The Company was incorporated in the Cayman Islands as an exempted company with limited liability on June 17, 2021. On the date of our incorporation, we issued 200,000,000 Ordinary Shares for US$0.0000001 per share to certain founding shareholders:

Purchaser	Number of Ordinary Shares
Upincar Limited	91,370,800
U Trend Limited	94,991,400
U Battery Limited	5,076,200
U Taste Car Limited	4,061,000
Will Hunting & U Holding Limited	3,612,000
Union Ahead Limited	888,600

On November 26, 2021, we issued 6,097,178 Ordinary Shares for US$0.0000001 per share to Jiuchuang Youpin Limited.

On February 28, 2022, our board of directors approved the repurchase of 169,139,178 Ordinary Shares for US$0.0000001 per share from the following shareholders:

Shareholder	Number of Ordinary Shares
Upincar Limited	74,442,300
U Trend Limited	78,955,500
U Battery Limited	3,851,700
U Taste Car Limited	3,561,000
Will Hunting & U Holding Limited	2,978,050
Union Ahead Limited	732,650
Jiuchuang Youpin Limited	4,617,978

On February 28, 2022, we issued 13,042,000 Ordinary Shares for US$0.0000001 per share to the following shareholders:

Purchaser	Number of Ordinary Shares
U Create Limited	7,500,000
Everpine Delta Fund L.P.	5,542,000

On April 21, 2023, the Company closed its IPO of 2,416,667 Ordinary Shares, par value $$0.0000001 per share, pursuant to a registration statement on Form F-1 (File No.333-268949), which was declared effective by the SEC on March 31, 2023. The Ordinary Shares were priced at $6.00 per share and the IPO was conducted on a firm commitment basis. On April 25, 2023, WestPark Capital, Inc, as the representative of the underwriters of the IPO of the Company, partially exercised the over-allotment option to purchase an additional 83,333 Ordinary Shares at the IPO price of $6.00 per share. As a result, the Company raised gross proceeds of approximately US$0.5 million, in addition to the previously announced IPO gross proceeds of approximately US$14.50 million, before deducting underwriting discounts and offering expenses.

As of the date of this prospectus, our authorized share capital consists of US$50,000 divided into 500,000,000,000 Ordinary Shares, par value US$0.0000001 per share. Holders of Ordinary Shares are entitled to one vote per share.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of the Company.

RELATED PARTY TRANSACTIONS

For the six months ended June 30, 2023 and fiscal years 2020, 2021, and 2022, and as of the date of this prospectus, the related parties that transacted with the Company and their respective relationship to the Company are listed below:

Names of the related parties	Relationship with the Group
Hangzhou Youyue Travel Technology Co., Ltd. (“Hangzhou Youyue”)	An affiliate of Bingyi Zhao
Shanghai Youzhuan Commerical Information Consulting Partnership (Limited Partnership) (“Shanghai Youzhuan”)	An affiliate of Jia Li
Ningbo Youheng Automobile Service Co., Ltd. (“Ningbo Youheng Automobile”)	An affiliate of Jia Li
Zhejiang Youxiaodian Automobile Service Co., Ltd. (“Zhejiang Youxiaodian”)	An affiliate of Jia Li
Qingshan Wei	Controlling shareholder of U Power Limited
Youjia Technology (Shanghai) Co., Ltd. (“Youjia Technology”)	An affiliate of Jia Li
Shanghai Youpinsuoer New Energy Technology Co., Ltd. (“Shanghai Youpinsuoer”)	An affiliate of Jia Li
Jia Li	Controlling shareholder, Director and CEO of U Power Limited
Bingyi Zhao	Director and Chief Financial Officer of U Power Limited
Shandong Youyidian Automobile Technology Co., Ltd. (“Shandong Youyidian”)	An affiliate of Jia Li
Youche Jingpin E-commerce (Shanghai) Co., Ltd. (“Youche Jingpin”)	An affiliate of Jia Li
Shanghai Youcang Business Consulting Partnership (Limited Partnership) (“Shanghai Youcang”)	An affiliate of Jia Li
Nanmu (Shanghai) Finance Leasing Co., Ltd. (“Nanmu”)	An affiliate of Jia Li

(a)	Amounts due from related parties

	As of December 31,			As of June 30,
	2020	2021	2022	2023
	RMB	RMB	RMB	RMB	US$
Youche Jingpi(1)	20,190	20,200	20,200	20,200	2,786
Shanghai Youcang(2)	14,869	14,869	100,000	155,000	21,375
Hangzhou Youyue(3)	60,480	60,480	-	-	-
Shanghai Youzhuan(4)	785	785	-	-	-
Ningbo Youheng Automobile(5)	8,950	8,950	-	-	-
Zhejiang Youxiaodian(6)	55,493	55,952	-	-	-
Qingshan Wei(7)	-	36,599	-	-	-
Youjia Technology(8)	-	1,110	-	-	-
Shanghai Youpinsuoer(9)	-	5,000	-	-	-
	160,767	203,945	120,200	175,200	24,161

(1)	Amounts due from Youche Jingpin represent the receivables of Youpin for Youche Jingpin’s rent and corporate service fees in November 2017 and February 2018. As of the date of this prospectus, the outstanding balance has not been collected.

(2)	Amounts due from Shanghai Youcang as of December 31, 2020 and 2021 represent a three-year interest-free loan provided to Shanghai Youcang by SY Digital Tech in December 2019 for its operation purposes, with an original principal amount of RMB0.01 million (US$0.001 million). Shanghai Youcang fully repaid the balance in 2022.

Amounts due from Shanghai Youcang as of 2022 represent the advances paid by AHYS to Shanghai Youcang regarding to the equity transfer of 24.11% of Youpin remitted in May 2022. The rest of the amounts represent a three-year interest-free loan provided to Shanghai Youcang by Youpin in January 2023 for its operation purposes, with an original principal amount of RMB0.06 million (US$0.008 million). As of the date of this prospectus, the outstanding balance has not been collected.

(3)	Amounts due from Hangzhou Youyue as of December 31, 2020 and 2021 represent a two-year interest-free loan provided to Hangzhou Youyue by Youguan Financial Leasing in April 2020 for its operation purposes, with an original principal amount of RMB0.06 million (US$0.008 million). The balance was fully collected in 2022. As the rights and obligations were from different contracts, the amount due from Hangzhou Youyue wasn’t intended to be set off with amounts due to Hangzhou Youyue.

(4)	Amounts due from Shanghai Youzhuan as of December 31, 2020 and 2021 represent the advances paid by Youguan Financial Leasing to Shanghai Youzhuan for office supplies in June 2019. The balance was fully settled in 2022.

(5)	Amounts due from Ningbo Youheng Automobile as of December 31, 2020 and 2021 represent the advances paid by Youguan Financial Leasing to Ningbo Youheng Automobile for its operation purposes. The balance was fully collected in 2022.

(6)	Amounts due from Zhejiang Youxiaodian as of December 31, 2020 and 2021 represent the loan provided by Youguan Financial Leasing to Zhejiang Youxiaodian for its operation purposes. As the rights and obligations were from different contracts, the amount due from Zhejiang Youxiaodian wasn’t intended to be set off with amounts due to Zhejiang Youxiaodian. The balance was fully collected in 2022.

(7)	Amounts due from Qingshan Wei as of December 31, 2021 represent the advances paid to employees. The balance was fully settled in 2022.

(8)	Amounts due from Youjia Technology as of December 31, 2021 represent the advances paid by SY Digital Tech to Youjia Technology for its operation purposes. The balance was fully settled in 2022.

(9)	Amounts due from Shanghai Youpinsuoer as of December 31, 2021 represent the advances paid by SH Youxu to Shanghai Youpinsuoe for its operation purposes. The balance was fully settled in 2022.

(b)	Amounts due to related parties

	As of December 31,			As of June 30,
	2020	2021	2022	2023
	RMB	RMB	RMB	RMB	US$
Jia Li(1)	-	-	228,420	2,701,260	372,521
Bingyi Zhao(2)	-	-	22,602	21,518	2,967
Zhejiang Youxiaodian(3)	139,205	70,500	-		-
Hangzhou Youyue(4)	5,502	5,502	-	5,502	759
Nanmu(5)				8,534,350	1,176,941
Shandong Youyidian(6)	-	35,000	-	-	-
	144,707	111,002	251,022	11,262,630	1,553,188

(1)

Amounts due to Jia Li as of December 31, 2022 and June 30, 2023 represent the interest-free loan provided by Jia Li to SY Digital Tech for its operation purposes, with an original principal amount of RMB0.2 million (US$0.07 million) and a maturity date of December 31, 2024. As of the date of this prospectus, the outstanding balance of this loan was RMB0.2 million (US$0.07 million).

The rest of the amounts were related to the interest-free loan provided by Jia Li to Youpin for its operation purposes, with an original principal amount of RMB2.5 million (US$0.3 million) and a maturity date of January 31, 2026. As of the date of this prospectus, the total outstanding balance of this loan was RMB2.7 million (US$0.4 million).

(2)

Amounts due to Bingyi Zhao as of December 31, 2022 represent the interest-free loan provided by Bingyi Zhao to SY Digital Tech and Youpin SD for their operation purposes, with an original principal amount of RMB0.02 million (US$0.007 million). The balance has been paid in 2023.

Amounts due to Bingyi Zhao as of June 30, 2023 represent the interest-free loan provided by Bingyi Zhao to SY Digital Tech for its operation purposes, with an original principal amount of RMB0.01 million (US$0.001 million). The rest of the amounts were related to the interest-free loan provided by Bingyi Zhao to Youpin SD for its operation purposes, with an original principal amount of RMB0.01 million (US$0.002 million). As of the date of this prospectus, the total outstanding balance of these loans were RMB0.02 million (US$0.003 million).

(3)	Amounts due to Zhejiang Youxiaodian as of December 31, 2020 and 2021 represent a two-year interest-free loan provided by Zhejiang Youxiaodian to SY ZJ Youguan for operation purposes, with an original principal amount of RMB0.1 million (US$0.01 million). As the rights and obligations were from different contracts, the amount due to Zhejiang Youxiaodian wasn’t intended to be set off with amounts due from Zhejiang Youxiaodian. The balance was fully repaid in 2022.

(4)

Amounts due to Hangzhou Youyue as of December 31, 2020 and 2021 represent the labor costs paid by Hangzhou Youyu on behalf of LY New Energy. As the rights and obligations were from different contracts, the amount due from Hangzhou Youyu wasn’t intended to be set off with amounts due from Hangzhou Youyu. The balance was fully repaid in 2022.

Amounts due to Hangzhou Youyue as of June 30, 2023 represent the consulting service fees paid by Hangzhou Youyue on behalf of LY New Energy on January 31, 2023. As of the date of this prospectus, the outstanding balance was RMB0.006 million (US$0.001 million).

(5)	Amounts due to Nanmu as of June 30, 2023 represent the interest-free loan provided by Nanmu to SH Youxu for its operation purposes, with an original principal amount of RMB8.5 million (US$1.2 million) and a maturity date of June 30, 2026. As of the date of this prospectus, the outstanding balance was RMB8.5 million (US$1.2 million).

(6)	Amounts due to Shandong Youyidian as of December 31, 2021 represent the renovation costs paid by Shandong Youyidian on behalf of SH Youxu. The balance was fully repaid in 2022.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Act (Revised) of the Cayman Islands, or Companies Act, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 500,000,000,000 Ordinary Shares of par value US$0.0000001 each.

We have adopted an amended and restated memorandum and articles of association on December 20, 2022, which became effective immediately prior to the completion of our initial public offering.

The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our Ordinary Shares.

The following description of our share capital and provisions of our amended and restated memorandum and articles of association are summaries and are qualified by reference to the amended and restated memorandum and articles of association. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

The following discussion primarily concerns Ordinary Shares and the rights of holders of Ordinary Shares.

Ordinary Shares

General

Our authorized share capital is US$50,000 divided into 500,000,000,000 Ordinary Shares of nominal or par value of US$0.0000001 each. All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Certificates representing the Ordinary Shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares.

Dividends

The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Our amended and restated memorandum and articles of association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or a share premium amount, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights

Holders of Ordinary Shares shall, at all times, vote on all matters submitted to a vote by the shareholders at any general meeting of our company. Voting at any meeting of shareholders is by show of hands unless a poll (on or before the declaration of the result of the show of hands) is demanded. A poll may be demanded by the chairperson of such meeting or any one shareholder holding not less than 10% of the votes attaching to the shares present in person or by proxy.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes attached to the Ordinary Shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of votes cast attached to the Ordinary Shares. A resolution in writing signed by all the shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of our company (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of our company duly convened and held. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

Transfer of Ordinary Shares

Subject to the restrictions contained in our articles of association, as applicable, any of our shareholders may transfer all or any of his, her or its Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

●	a fee of such maximum sum as Nasdaq may determine to be payable, or such less sum as the board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on ten calendar days’ notice being given by advertisement in one or more newspapers, by electronic means or by any other means in accordance with the rules of Nasdaq, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in any calendar year as our board of directors may determine.

Liquidation

On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed among the holders of the Ordinary Shares in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least 14 calendar days prior to the specified time and place of payment. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

Subject to the provisions of the Companies Act and provisions of our memorandum and articles of association, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, as may be determined, before the issue of such shares, by the board of directors or by our shareholders by special resolution. Our company may also repurchase any of our shares (including any redeemable shares) on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, all or any of the rights attached to any class of shares may be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be materially adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

General Meetings of Shareholders

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our amended and restated memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ meetings may be convened by a majority of our board of directors or our chairperson. Advance notice of at least ten calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of one or more shareholders present or by proxy, representing not less than one-third of all votes attached to all issued voting shares in our company.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association provide that upon the requisition of shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (save for our memorandum and articles of association, register of mortgages and charges and special resolutions of our shareholders). However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Changes in Capital

We may from time to time by ordinary resolution:

●	increase the share capital by new shares of such amount as we may think expedient;

●	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

●	sub-divide our existing shares, or any of them into shares of a smaller amount than that fixed by our memorandum of association, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

●	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital or any capital redemption reserve in any manner authorized by law.

Exempted Company

We are an exempted company with limited liability under the Companies Act of the Cayman Islands. The Companies Act in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. We currently intend to comply with the Nasdaq Rules in lieu of following home country practice after the closing of this offering. The Nasdaq Rules require that every company listed on the Nasdaq hold an annual general meeting of shareholders.

Differences in Corporate Law

The Companies Act is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations,, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by (a) 75% in value of the shareholders or class of shareholders, as the case may be, or (b) a majority in number representing 75% in value of the creditors or each class of creditors, as the case may be, with whom the arrangement is to be made, that are, in each case, present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected (and have had occasion) to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, our company to challenge:

●	an act which is ultra vires or illegal and is therefore incapable of ratification by the shareholders;

●	an act which constitutes a fraud against the minority where the wrongdoer are themselves in control of the company; and

●	an act which requires a resolution with a qualified (or special) majority (i.e. more than a simple majority) which has not been obtained.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our memorandum and articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association allow our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our amended and restated memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated or; (v) is removed from office pursuant to any other provisions of our amended and restated memorandum and articles of association.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attached to any class may be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association that require our company to disclose shareholder ownership above any particular ownership threshold.

DESCRIPTION OF SECURITIES WE ARE OFFERING

The following is a summary of the description of securities we are offering. For additional information about our authorized capital, we refer you to our amended and restated memorandum of association that is currently in effect, which is incorporated by reference to Exhibit 3.1 of our Registration Statement on Form F-1 (File No. 333-268949) initially filed with the SEC on December 22, 2022.

Units

We are offering on a best-efforts basis up to 10,000,000 Units, with each Unit consisting of one Ordinary Share, one Series A Warrant, and one Series B Warrant, at the offering price of $1.20 per Unit. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities.

Ordinary Shares

Please see “Description of Share Capital.”

Series A Warrant

There will be up to 10,000,000 Series A Warrants to purchase Ordinary Shares. The exercise price per share pursuant to the Series A Warrants will equal to $1.20 (or 100% of the offering price per Unit sold in this offering). The exercise price of the Series A Warrants shall be reset immediately following the thirtieth (30th) trading day (the “Reset Date”) following the closing date to a price that is equal to 105% of the arithmetic average of the three lowest per share VWAPs (as defined in the Series A Warrants) of the Ordinary Shares on the trading market for the twenty (20) trading days immediately prior to the Reset Date. The Series A Warrants are immediately separable and will be issued separately in this offering, but must initially be purchased together in this offering. The Series A Warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The Series A Warrants may be exercised only for a whole number of shares. No fractional shares will be issued upon exercise of the Series A Warrants.

Series B Warrants

There will be up to 10,000,000 Series B Warrants to purchase Ordinary Shares. The exercise price per share pursuant to the Series B Warrants will equal to $1.54 (the closing bid price of the Ordinary Shares on December 1, 2023). The Series B Warrants are immediately separable and will be issued separately in this offering, but must initially be purchased together in this offering. The Series B Warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The Series B Warrants may be exercised only for a whole number of shares. No fractional shares will be issued upon exercise of the Series B Warrants.

Cashless Exercise of Warrants

If, at the time a holder exercises its Warrants, a registration statement registering the issuance or resale of the Ordinary Shares underlying the Warrants under the Securities Act is not then effective or available for the issuance of such Ordinary Shares, then in lieu of making the cash payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise the net number of Ordinary Shares determined according to the formula set forth in the Warrants.

In addition to the rights with respect to cashless exercise set forth above, a Series B Warrant holder may, at any time and in its sole discretion, exercise its Series B Warrants in whole or in part by means of an “alternative cashless exercise” in which the holder shall be entitled to receive a number of Ordinary Shares equal to the product of (a) the number of shares that would be issuable upon exercise of the Series B Warrant in accordance with the terms of such warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (b) the quotient obtained by dividing (i) the exercise price minus the lowest VWAP (as defined in the Series B Warrant) of the Ordinary Shares during the 10 trading days immediately prior to the date that the applicable notice of exercise is delivered by (ii) 50% of the Market Price. At any time the Company receives a notice of exercise for an alternative cashless exercise under the Series B Warrant and the Market Price as to such notice of exercise is less than $0.12, subject to adjustment for the Floor Price (unless such Floor Price is lowered, upon the written consent of the Company and the Series B Warrant holder, which consent may be via e-mail), the Company shall issue a number of Ordinary Shares assuming the Market Price is equal to the Floor Price and pay to the Series B Warrant holder the Economic Difference between such Market Price and the applicable Floor Price in cash within 2 trading days of the applicable notice of exercise. For further clarification, the Economic Difference shall be equal to (A) the number of Ordinary Shares that would have been delivered using the Market Price if no Floor Price existed, minus (B) the number of shares delivered using the Floor Price multiplied by (C) the daily VWAP on the applicable date of the notice of exercise or ((A-B)*C). Any such cash amount due and not paid on or before the required date shall accrue a late fee of 18% per annum until paid in full. For the avoidance of doubt, in no event shall the Company be obligated to make a cash payment in respect of such Economic Difference (excluding for such purposes any late fees) in excess of the amount available in the Escrow Fund; provided, however, the cap on the Economic Difference shall in no way offset or limit the Series B Warrant holder’s ability to collect liquidated damages and other cash payments that may be owed under the Series B Warrant, including, but not limited to, the Company’s obligation to pay liquidated damages and Buy-In (as defined in such warrant) for failure to deliver Ordinary Shares in the time and form required under the Series B Warrant .

SHARES ELIGIBLE FOR FUTURE SALE

Lock-Up Agreements

We have agreed that, from the date of the placement agency agreement until the one hundred and fifty (150) days thereafter, neither the Company nor any subsidiary of the Company shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Ordinary Shares or any securities of the Company or the subsidiaries of the Company which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares.

We have agreed that, from the date of the placement agency agreement until the twelve (12) months thereafter, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of Ordinary Shares or Ordinary Share Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (x) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional Ordinary Shares either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the Ordinary Shares at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Ordinary Shares or (y) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price. The Placement Agent shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

Furthermore, each of our directors, executive officers, and existing shareholders holding 5% or more of the Company’s Ordinary Shares (except for Everpine Delta Fund LP) have entered into a similar lock-up agreement for a period of 150 days from the date of this prospectus, subject to certain exceptions, with respect to our Ordinary Shares and securities that are substantially similar to our Ordinary Shares. Everpine Delta Fund LP has entered into a similar lock-up agreement for a period of 90 days from the date of this prospectus, subject to certain exceptions, with respect to our Ordinary Shares and securities that are substantially similar to our Ordinary Shares. These restrictions also apply to any Ordinary Shares acquired by our directors and executive officers in the offering pursuant to the directed share program, if any.

We cannot predict what effect, if any, future sales of our Ordinary Shares, or the availability of Ordinary Shares for future sale, will have on the trading price of our Ordinary Shares from time to time. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Ordinary Shares.

Rule 144

All of our Ordinary Shares that will be outstanding upon the completion of this offering, other than those sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares) and have beneficially owned our restricted securities for at least six months may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

●	1% of the number of Ordinary Shares then outstanding, which will equal approximately 625,000 shares immediately after this offering; or

●	the average weekly trading volume of the Ordinary Shares on the Nasdaq Stock Market during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

Rule 701

Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased Ordinary Shares under a written compensatory plan or other written agreement executed prior to the completion of this offering may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement, dated December 4, 2023, we have engaged Univest Securities, LLC to act as our Placement Agent in connection with this offering. The Placement Agent is not purchasing or selling any such securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use their “reasonable best efforts,” to arrange for the sale of such securities by us. The terms of this offering are subject to market conditions and negotiations between us, the Placement Agent, and prospective investors. The placement agency agreement does not give rise to any commitment by the Placement Agent to purchase any of our securities, and the Placement Agent will have no authority to bind us by virtue of the placement agency agreement. Further, the Placement Agent does not guarantee that it will be able to raise new capital in any prospective offering. The Placement Agent may engage sub-agents or selected dealers to assist with this offering.

We will deliver to the investors the Ordinary Shares underlying the Units electronically and will mail such investors physical warrant certificates for the Series A Warrants and Series B Warrants underlying the Units, upon closing and receipt of investor funds for the purchase of the Units offered pursuant to this prospectus. We may undertake one or more closings for the sale of the Units to the investors. We expect to hold an initial closing on December 6, 2023, but the offering will be terminated by December 31, 2023, provided that the closing(s) of the offering for all of the Units have not occurred by such date, but may be extended by written agreement of the Company and the Placement Agent. Any extensions or material changes to the terms of the offering will be contained in an amendment to this prospectus. We expect initial delivery of the Units being offered pursuant to this prospectus against payment in U.S. dollars will be made on or about December 6, 2023.

Fees and Expenses

The following table shows the total Placement Agent’s fees we will pay in connection with the sale of the Units in this offering, assuming the purchase of all of the Units we are offering.

	Per Unit	Total
Offering Price	$1.200	$12,000,000
Placement Agent’s fees (7%)	$0.084	$840,000
Placement Agent’s non-accountable expense allowance (1%)	$0.012	$120,000
Total	$1.104	$11,040,000

We have agreed to pay to the Placement Agent a cash fee equal to 7% of the aggregate gross proceeds raised in this offering. We have agreed to pay to the Placement Agent by deduction from the net proceeds of this offering a non-accountable expense allocation equal to 1% of the aggregate gross proceeds raised in this offering.

We have also agreed to pay or reimburse the Placement Agent up to $50,000 for its actual and accountable out-of-pocket expenses related to the offering, including any fees and disbursements of the Placement Agent’s legal counsel and, if applicable, any electronic road show service used in connection with the offering.

We estimate the total expenses payable by us for this offering to be approximately $1,360,763, which amount includes (i) a Placement Agent’s fee of $840,000, assuming the purchase of all of the Units we are offering; (ii) the Placement Agent’s non-accountable expense allowance in the amount of $120,000 in connection with this offering; (iii) the Placement Agent’s accountable expenses in the amount of $50,000 in connection with this offering; and (iv) other estimated expenses of approximately $350,763, which include legal, accounting, printing costs and various fees associated with the registration of the Units and listing of our Ordinary Shares.

Listing

Our Ordinary Shares have been listed on the Nasdaq Capital Market since April 20, 2023. Our Ordinary Shares trade under the symbol “UCAR.” There is no established public trading market for the Units, the Series A Warrants, or the Series B Warrants and we do not plan to list the Units or the Series A Warrants and Series B Warrants on the Nasdaq Capital Market or any other securities exchange or trading market. Without an active trading market, the liquidity of such securities will be limited.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting commissions under the Securities Act. The Placement Agent will be required to comply with the requirements of the Securities Act and the Exchange Act including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of the Units by the Placement Agent. Under these rules and regulations, the Placement Agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Other Relationships

From time to time, the Placement Agent may provide, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which it may receive customary fees and commissions.

Except as disclosed in this prospectus, we have no present arrangements with the Placement Agent for any services.

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the Placement Agent may be required to make for these liabilities.

Lock-Up Agreements

We have agreed that, from the date of the placement agency agreement until the one hundred and fifty (150) days thereafter, neither the Company nor any subsidiary of the Company shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Ordinary Shares or any securities of the Company or the subsidiaries of the Company which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares.

We have agreed that, from the date of the placement agency agreement until the twelve (12) months thereafter, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of Ordinary Shares or Ordinary Share Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (x) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional Ordinary Shares either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the Ordinary Shares at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Ordinary Shares or (y) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price. The Placement Agent shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

Furthermore, each of our directors, executive officers, and existing shareholders holding 5% or more of the Company’s Ordinary Shares (except for Everpine Delta Fund LP) have entered into a similar lock-up agreement for a period of 150 days from the completion of this offering, subject to certain exceptions, with respect to our Ordinary Shares and securities that are substantially similar to our Ordinary Shares. Everpine Delta Fund LP has entered into a similar lock-up agreement for a period of 90 days from the date of this prospectus, subject to certain exceptions, with respect to our Ordinary Shares and securities that are substantially similar to our Ordinary Shares. These restrictions also apply to any Ordinary Shares acquired by our directors and executive officers in the offering pursuant to the directed share program, if any.

We cannot predict what effect, if any, future sales of our Ordinary Shares, or the availability of Ordinary Shares for future sale, will have on the trading price of our Ordinary Shares from time to time. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Ordinary Shares.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a offering of the Securities or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the Securities may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the Securities may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding Placement Agent’s fees, expected to be incurred in connection with the offer and sale of the Units by us. Except for the SEC registration fee and the Financial Industry Regulatory Authority Inc. filing fee, all amounts are estimates.

U.S. Securities and Exchange Commission Registration Fee	$10,892.99
FINRA Filing Fee	$11,570
Legal Fees and Other Expenses	$280,000
Accounting Fees and Expenses	$11,300
Printing and Engraving Expenses	$12,000
Miscellaneous Expenses	$25,000
Total Expenses	$350,762.99

We will bear these expenses and the Placement Agent’s fees and expenses incurred in connection with the offer and sale of the securities by us.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Units and the Ordinary Shares and the Warrants included in the Units offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by Guantao Law Firm. Ortoli Rosenstadt LLP is acting as counsel to the Placement Agent in connection with this offering. Hunter Taubman Fischer & Li LLC may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law, and Guantao Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements for the fiscal years ended December 31, 2021 and 2020, incorporated by reference into this prospectus from our annual report on Form 20-F for the year ended December 31, 2022, have been so incorporated in reliance on the report of WWC, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of WWC, P.C. is located at 2010 Pioneer Court, San Mateo, CA 94403.

The consolidated financial statements for the six months ended June 30, 2023 and the fiscal year ended December 31, 2022, incorporated by reference into this prospectus from our Form 6-K filed on October 10, 2023 and the annual report on Form 20-F for the year ended December 31, 2022, respectively, have been so incorporated in reliance on the report of Onestop Assurance PAC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Onestop Assurance PAC is located at 10 Anson Road, #13-09 International Plaza, Singapore 079903.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On May 10, 2023, the Company appointed Onestop Assurance PAC as its independent registered public accounting firm, effective on the same day. Onestop Assurance PAC replaces WWC, P.C., the former independent registered public accounting firm, which the Company dismissed on May 10, 2023. The appointment of Onestop Assurance PAC was made after a careful consideration and evaluation process undertaken by the Company and was approved by the audit committee of the board of directors of the Company. The Company’s decision to make this change was not the result of any disagreement between the Company and WWC, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

The reports of WWC, P.C. on the consolidated financial statements of the Company for the fiscal years ended December 31, 2020 and 2021 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty or scope of accounting principles. In connection with the audits of the Company’s consolidated financial statements for the fiscal years ended December 31, 2020 and 2021, and in the subsequent period through May 10, 2023, there were no disagreements with WWC, P.C. on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of WWC, P.C., would have caused WWC, P.C. to make reference to such matters in its reports. There were no reportable events (as that term is described in Item 304(a)(1)(v) of Regulation S-K) during the two fiscal years ended December 31, 2020 and 2021, or in the subsequent period through May 10, 2023.

The Company provided WWC, P.C. with a copy of the forgoing disclosure and requested WWC, P.C. to furnish the Company with a letter addressed to the SEC stating whether or not WWC, P.C. agrees with the above statements. A copy of WWC, P.C.’s letter, dated June 8, 2023, is filed as Exhibit 99.1 to this Form 6-K.

During the Company’s two most recent fiscal years and the subsequent interim period through May 10, 2023, the Company did not consult Onestop Assurance PAC with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that would have been rendered on the Company’s consolidated financial statements, or any other matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to the Units to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the Units.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. All information filed with the SEC can be accessed over the Internet at the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

●	Our Annual Report on Form 20-F for the year ended December 31, 2022 filed with the SEC on August 22, 2023; and

●	Our Current Reports on Form 6-K filed with the SEC on October 10, 2023.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

U Power Limited

Address: 2F, Zuoan 88 A, Lujiazui, Shanghai, People’s Republic of China

Tel: +0086-21-6859-3598

Attention: rebecca.zhao@upincar.com, Company Contact Person

You also may access the incorporated reports and other documents referenced above on our website at https://ir.upincar.com/sec.html. The information contained on, or that can be accessed through, our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Until December 29, 2023 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

U POWER LIMITED

Up to 10,000,000 Units (each Unit contains one Ordinary Share, one Series A Warrant to Purchase one Ordinary Share, and one Series B

Warrant to Purchase one Ordinary Share)

Up to 10,000,000 Ordinary Shares Underlying the Series A Warrants and Up to 10,000,000 Ordinary Shares Underlying the Series B Warrants

Prospectus

Placement Agent

December 4, 2023